UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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CDI Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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1717 Arch Street, 35th Floor

Philadelphia, Pennsylvania 19103-2768

Notice of Annual Meeting of Shareholders
To be held on May 18, 2010

Dear Shareholder:

The 2010 Annual Meeting of the Shareholders of CDI Corp. will be held on the 3rd Floor of the Comcast Center, located at 1701 JFK Boulevard, Philadelphia, Pennsylvania 19103, on Tuesday, May 18, 2010 at 10:00 a.m., for the following purposes:

1.	To elect seven directors of CDI;

2.	To ratify the appointment of KPMG LLP as CDI’s independent registered public accounting firm for 2010; and

3.	To transact such other business as may properly come before the meeting or any and all adjournments or postponements of the meeting.

Only shareholders of record on March 12, 2010 are entitled to notice of and to vote at the Annual Meeting. The vote of each shareholder is important to us. If you do not expect to attend the meeting in person and desire to have your shares represented and voted at the meeting, please fill in, sign and promptly return the enclosed proxy card in the accompanying envelope. No postage is necessary if mailed in the United States. Most shareholders can also vote their shares over the Internet or by telephone. See the instructions on your proxy card or in the attached proxy statement. If you do attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors

Joseph R. Seiders, Secretary

Dated: April 16, 2010

Philadelphia, Pennsylvania

1717 Arch Street, 35th Floor

Philadelphia, Pennsylvania 19103-2768

Proxy Statement for Annual Meeting of Shareholders
May 18, 2010

This Proxy Statement and the accompanying proxy card are being mailed to the shareholders of CDI Corp. (which is referred to in this Proxy Statement as “CDI” or “the company”) beginning on or about April 16, 2010.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDERS’ MEETING TO BE HELD ON MAY 18, 2010

The Proxy Statement and the Notice of Annual Meeting of Shareholders

are available at http://investor.shareholder.com/cdi/2010proxy.cfm.

CDI’s Annual Report and Form 10-K for 2009 can also be found at that site.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of this Proxy Statement?

The purpose of this Proxy Statement is to provide information regarding matters to be voted on at the 2010 Annual Meeting of Shareholders of CDI Corp. Also, this Proxy Statement contains certain information that the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE) require CDI to provide annually to shareholders. This Proxy Statement is the document used by CDI’s Board of Directors (the “Board”) to solicit proxies to be used at the 2010 Annual Meeting of Shareholders. Proxies are solicited to give shareholders an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting. The Board has designated Joseph R. Seiders and Craig H. Lewis (who are sometimes referred to in this Proxy Statement as the “named proxies”) to vote the shares represented by proxies at the Annual Meeting in the manner indicated by the proxies.

Where and when is the Annual Meeting being held?

The Annual Meeting will be held on Tuesday, May 18, 2010 at 10:00 a.m., on the 3rd Floor of the Comcast Center, located at 1701 JFK Boulevard, Philadelphia, Pennsylvania 19103.

What will I be voting on?

1.	The election of seven directors of CDI.
2.	The ratification of KPMG LLP as CDI’s independent registered public accounting firm for 2010.

Who is entitled to vote on the matters discussed in this Proxy Statement?

You are entitled to vote if you were a shareholder of record of common stock, par value $.10 per share, of CDI (which is referred to throughout this Proxy Statement as “CDI stock”) as of the close of business on March 12, 2010 (the record date). Your shares can be voted at the meeting only if you are present or have submitted a valid proxy. An alphabetical list of CDI’s registered shareholders, showing the name, address and number of shares held by each shareholder as of the record date, will be available for inspection at the Annual Meeting and at our principal office (1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768) for at least five days prior to the Annual Meeting.

How many votes do I have?

You will have one vote for every share of CDI stock you owned on the record date (March 12, 2010).

How many votes can be cast by all shareholders?

18,995,374, which is the number of shares of CDI stock which were outstanding on the record date. CDI does not have cumulative voting (which is a system used by some companies where shareholders can cast all of their votes for a single nominee when a company has multiple openings on its board of directors).

What is the difference between a registered shareholder and a beneficial holder of shares?

If your shares of CDI stock are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered to be a “registered shareholder” of those shares. If that is the case, the proxy material has been sent or provided directly to you by our transfer agent.

If your shares of CDI stock are held in a stock brokerage account or by a bank or other nominee, you are considered to be the “beneficial holder” of the shares held for you in what is known as “street name”. If that is the case, the proxy material has been forwarded to you by your broker, bank or nominee, which is considered the shareholder of record of those shares. As the beneficial holder, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction form or card included in the proxy material sent to you by your broker, bank or nominee, or by voting via telephone or the Internet. You should follow the voting instructions provided with your proxy material.

What are the ways I can vote?

You can vote in person by completing a ballot at the Annual Meeting (if you are a registered shareholder), or you can vote prior to the meeting by proxy. Even if you plan to attend the meeting, we encourage you to vote your shares as soon as possible by proxy. Most shareholders can vote by proxy using the Internet, telephone or mail as discussed below.

How do I vote by proxy?

Most shareholders of CDI can vote by proxy using the Internet, telephone or mail.

Voting By Internet:

Registered shareholders can vote by going to the website www.proxyvoting.com/cdi and should have their proxy card with them and follow the instructions online. Beneficial holders who wish to vote their shares on the Internet should have their proxy card or voting instruction form with them, go to the website indicated on the proxy card or voting form and follow the instructions online. If you vote on the Internet, you do not need to mail your proxy card.

Voting By Telephone:

A touch-tone telephone is necessary to vote by telephone. Registered shareholders can vote by dialing 1-866-540-5760 (toll-free in the United States) and should have their proxy card with them and follow the instructions given. Beneficial holders who wish to vote their shares by telephone should have their proxy card or voting instruction form with them, call the toll-free telephone number shown on the proxy card or voting form and follow the instructions. If you vote by telephone, you do not need to mail your proxy card.

Voting By Mail:

If you vote by mail, mark the proxy card or voting instruction form, date and sign it, and mail it in the postage-paid envelope provided.

What options do I have in filling out my proxy card and what happens if I return the proxy card without marking a vote?

The proxy card is in a form that permits you to withhold authority to vote for the election of any or all of the seven nominated directors and to separately approve or disapprove of the appointment of KPMG LLP as CDI’s independent registered public accounting firm for 2010. If you sign and return the proxy card, your shares will be voted for the election of all of the seven nominated directors unless you indicate that authority to do so is withheld, and in favor of the appointment of KPMG LLP as CDI’s independent registered public accounting firm unless you specify a different vote.

How is my CDI stock in the company’s 401(k) plan voted?

If you own CDI stock in the CDI Corporation 401(k) Savings Plan (which is referred to in this Proxy Statement simply as the “401(k) plan”), you will receive a proxy card that will serve as voting instructions to the trustee of that plan. The trustee will vote your shares in the manner you direct. Voting of shares in our 401(k) plan can only be done by mail.

Can I change my mind after I vote?

If you vote by proxy, you can revoke that proxy at any time before it is voted at the meeting. You can do this by: (1) voting again on the Internet or by telephone prior to the meeting; (2) signing another proxy card with a later date and mailing it so that it’s received prior to the meeting; or (3) if you are a registered shareholder, by giving written notice of revocation to the Secretary of CDI or by attending the meeting in person and casting a ballot. However, this does not apply to shares held in our 401(k) plan, where once a proxy card is submitted by an account holder, the vote cannot be changed.

If I am a beneficial holder, how are my shares voted if I do not return voting instructions?

Under the rules of the NYSE, brokers that have not received voting instructions from their customers ten days prior to the meeting date may vote their customers’ shares at the brokers’ discretion on the proposals regarding routine matters, which includes our Proposal Two, ratifying the appointment of the independent registered public accounting firm. Under NYSE rules, the election of directors (our Proposal One) is considered to be a “non-discretionary” item, which means that your broker cannot vote your shares on that matter if it has not received voting instructions from you. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered to be cast on that proposal.

For the shares held in our 401(k) plan, the plan’s trustee will vote all of the shares held by the plan in the same proportion as the votes indicated on the proxy cards received from account holders.

What constitutes a quorum for the Annual Meeting?

The presence, in person or by proxy, of a majority of the number of outstanding shares of CDI stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. Votes withheld from director nominees, abstentions and broker non-votes are considered to be present at the meeting and will be counted in determining whether a quorum has been reached. Since there were 18,995,374 shares of CDI stock outstanding on the record date, 9,497,688 shares are necessary for a quorum at the Annual Meeting.

How many votes are required to elect the director nominees?

Assuming that a quorum is present, directors are elected by a plurality of the votes cast, which means the seven nominees who receive the highest number of votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. Each share of CDI stock is entitled to one vote for each of the seven director nominees and there is no cumulative voting. Shares represented by proxies that are marked “withhold authority” for the election of one or more director nominees will not be counted as a vote cast for those persons.

How many votes are required to approve the other matter to be voted on?

Assuming that a quorum is present, Proposal Two will be decided by a majority of the votes cast, in person and by proxy, at the Annual Meeting by all shareholders entitled to vote. Shares represented by proxies that reflect abstentions and broker non-votes will not be considered to be a vote cast on any matter.

Who is soliciting proxies on behalf of the company?

The solicitation of proxies is being made by CDI’s Board at the company’s cost, principally by mail. If it appears desirable to do so in order to assure adequate representation of shareholders at the meeting, officers and other employees of CDI may contact shareholders, banks, brokerage firms or nominees by telephone, by e-mail or in person to request that proxies be returned in time for the meeting. No solicitation is being made by specially engaged employees or by paid solicitors.

How will a proposal or other matter that was not included in this Proxy Statement be handled for voting purposes if it comes up at the Annual Meeting?

If any matter that is not described in this Proxy Statement were to properly come before the Annual Meeting, the named proxies intend to vote the shares represented by them as the Board may recommend. At this time, we do not know of any other matters that might be presented for shareholder action at the Annual Meeting.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

What do I need to do if I want to attend the Annual Meeting?

You do not need to make a reservation to attend the Annual Meeting. However, please note that in order to be admitted to, and vote at, the meeting you will need to demonstrate that you were a CDI shareholder on March 12, 2010.

If I am a beneficial holder, may I come to the Annual Meeting and vote my shares?

If you want to vote in person at the Annual Meeting and you hold shares of CDI stock in street name, you must obtain a proxy from your broker, bank or nominee and bring that proxy to the Annual Meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date.

What is householding?

If you and other residents at your mailing address own shares of CDI stock in street name, your broker, bank or other nominee may have notified you that your household will receive only one CDI proxy statement and annual report. This practice is known as “householding” and is designed to reduce printing and mailing costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to this practice. Each shareholder will continue to receive a separate proxy card or voting instruction form.

If you did not receive your own copy of this Proxy Statement or our annual report for 2009, CDI will send a copy to you if you mail a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768 or call (215) 569-2200. This Proxy Statement is available online at http://investor.shareholder.com/cdi/2010proxy.cfm. The current and past CDI proxy statements and annual reports can also be found at www.cdicorp.com, in the Investor Relations section.

If you would like to receive your own copy of CDI’s proxy statement and annual report in the future, or if you share an address with another CDI shareholder and together both of you would like to receive only a single set of these documents, you should contact your broker, bank or other nominee.

PROPOSAL ONE

ELECTION OF DIRECTORS

Upon the recommendation of the Governance and Nominating Committee, the Board has nominated seven directors for election at CDI’s 2010 Annual Meeting, to hold office until next year’s Annual Meeting. Each of the nominees is currently a member of the Board. The named proxies intend to vote FOR the seven nominees below, except as to shares for which authority to do so is withheld. The Board is not aware of any reason why any nominee will be unable to stand for election as a director or serve if elected. However, if any such nominee should become unavailable, the Board may nominate, and the named proxies may vote for, a substitute nominee.

Below is information about each nominee for election to the Board of Directors, including the person’s age, positions held, principal occupation and business experience for the past five years, and the names of other publicly-held companies of which the person currently serves as a director or has served as a director during the past five years. Information is also presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director of CDI.

ROGER H. BALLOU

Mr. Ballou, age 59, has been the President and Chief Executive Officer (CEO) of CDI since October 2001. He has also been a director of CDI since 2001. He has served as a director of Alliance Data Systems Corporation since 2001 and as a director of Fox Chase Bancorp, Inc. since 2005.

Mr. Ballou’s extensive knowledge of CDI, gained through over eight years of service as our CEO, enables him to provide important insights regarding our operations, including strategic planning, finance and senior management personnel matters. He has significant senior leadership, management and operational experience, including as Chairman and CEO of Global Vacation Group, Inc. and as President and COO of Alamo Rent A Car. He also has experience as a director of other public companies.

MICHAEL J. EMMI

Mr. Emmi, age 68, has been a director of CDI since 1999. He has been, since April 2002, the Chairman and CEO of IPR International LLC, which provides electronic data backup storage, archiving, business continuity and data center services. He served as a director of Metallurg, Inc. from 2003 to 2007 and as a director of Education Management Corporation from 2004 to 2006.

Mr. Emmi has significant senior leadership, management and operational experience, including as the CEO of IPR International LLC and the CEO of Systems & Computer Technology Corporation. He brings to our Board extensive knowledge and experience in the information technology and outsourcing fields, which are important parts of CDI’s business. He also has experience as a director of other public companies.

WALTER R. GARRISON

Mr. Garrison, age 83, has been a director of CDI since 1958 and the Chairman of the Board of CDI since 1961. From 1961 until 1997, he was also the President and CEO of CDI.

As the long-time CEO and Chairman of the company, Mr. Garrison has demonstrated executive leadership and broad management skills in building CDI’s business. He brings to the Board his extensive knowledge of CDI and the engineering, staffing and outsourcing businesses. As a registered professional engineer, he possesses an advanced technical understanding of an important segment of CDI’s business.

LAWRENCE C. KARLSON

Mr. Karlson, age 67, has been a director of CDI since 1989. He is a private investor and consultant. He has served as a director of Campbell Soup Company since 2009 and as a director of H&E Equipment Services, Inc. since 2005. He was the Chairman of the Board of Mikron Infrared Company, Inc. from 2000 until 2007.

Mr. Karlson has significant senior leadership, management and operational experience, including as Chairman and CEO of Berwind Financial Corporation, Chairman of Spectra-Physics AB, President and CEO of Pharos AB, President and CEO of Nobel Electronics, and President, U.S. Operations of Fisher & Porter Co. He also has experience as a director of numerous public companies over the years, including service as the chairman of public company boards.

RONALD J. KOZICH

Mr. Kozich, age 71, has been a director of CDI since 2003. He was the Managing Partner of Ernst & Young LLP’s Philadelphia office from 1991 to 1999, when he retired. He has served as a director of Tasty Baking Company since 2000.

Mr. Kozich brings to the Board broad executive experience and accounting expertise from his career at Ernst & Young. He has also served on the board of directors and audit committee of a public company. Mr. Kozich fills an important role as CDI’s “audit committee financial expert”.

ALBERT E. SMITH

Mr. Smith, age 60, has been a director of CDI since 2008. He was the Chairman of Tetra Tech, Inc. from 2006 until January 2008. He was Executive Vice President of Lockheed Martin Corporation from 2000 to 2004. He has served as a director of Tetra Tech, Inc. since 2005 and as a director of Curtiss-Wright Corporation since 2006.

Mr. Smith has significant executive, management and operational experience, including his leadership roles at Tetra Tech, Inc. and Lockheed Martin Corporation. He brings broad knowledge of the federal defense industry and the engineering services business, which are important parts of CDI’s business. Mr. Smith has an engineering degree, which gives him an advanced technical understanding of CDI’s engineering business. He also has experience as a director of other public companies.

BARTON J. WINOKUR

Mr. Winokur, age 70, has been a director of CDI since 1968. He has been, since 1996, the Chairman and CEO of Dechert LLP, a law firm based in Philadelphia, PA. He has been a partner at Dechert LLP since 1972.

Mr. Winokur has extensive experience as a lawyer in representing public and private companies in complex transactions such as mergers, acquisitions, divestitures and joint ventures. He has counseled many boards of directors of public companies in connection with a wide variety of corporate governance matters. Mr. Winokur also has demonstrated executive leadership as the Chairman and CEO of a large global law firm. As a long-serving director of CDI, Mr. Winokur has extensive knowledge of the company and its business. He also has experience as a director of other public companies.

The Board of Directors unanimously recommends a vote FOR the election of each of the seven nominees identified in Proposal One. Shares represented by the enclosed Proxy will be voted FOR all seven nominees unless a contrary choice is specified.

CORPORATE GOVERNANCE

Corporate Governance Principles

Corporate governance encompasses the internal policies and practices by which the CDI Board of Directors operates. The Board believes that effective and consistent corporate governance is an essential part of the company conducting itself in a responsible, legal and ethical manner. In that regard, the Board has adopted Corporate Governance Principles to provide a framework for the governance of CDI. The Corporate Governance Principles address issues such as the Board’s role and responsibilities, the size and composition of the Board, meeting procedures, and committee structure. CDI’s Corporate Governance Principles are posted on our website at www.cdicorp.com (in the Investor Relations section) and will be provided in print to any shareholder who delivers a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768.

Independence of the Directors

CDI’s Corporate Governance Principles, as well as the listing standards of the NYSE, require that at least a majority of the directors of the company be “independent directors” (as that term is defined under the NYSE listing standards). The Board of Directors conducts an annual review of the independence of all of its members. In connection with that review, the Board examines and considers information provided by the directors and the company which might indicate any material relationships (e.g., commercial, consulting, banking, legal, accounting, charitable or family relationships) that would impair the independence of any of the directors. For purposes of this review, the Board has used the guidelines contained in the NYSE listing standards rather than developing its own categorical standards for independence.

In February 2010, the Board conducted this review and determined that all of the directors of CDI are independent (and satisfy the independence requirements set forth in the listing standards of the NYSE) except for Roger Ballou and Barton Winokur. Mr. Ballou, the company’s CEO, is the only director who is a CDI employee. Mr. Winokur is the Chairman, CEO and a partner of Dechert LLP, a law firm that provides legal services to CDI (including services as counsel to the Audit Committee). Dechert’s billings to CDI for services rendered in 2009 were approximately $223,000.

Code of Conduct

The Board has adopted a Code of Conduct that sets forth the principles, policies and obligations that must be adhered to by CDI and its directors, officers and employees (including CDI’s principal executive officer, principal financial officer and principal accounting officer). The Code of Conduct is designed to foster a culture within CDI of honesty and accountability by requiring all directors, officers and employees to conduct themselves in accordance with all applicable legal requirements and ethical standards. Associated with the Code of Conduct are various conduct policies focusing on specific topics, such as our Insider Trading Policy and our Conflicts of Interest and Corporate Opportunities Policy. Copies of the Code of Conduct and the associated conduct policies can be found on our website at www.cdicorp.com (in the Investor Relations section) and will be provided in print to any shareholder who delivers a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768.

Board Leadership Structure and Executive Sessions of the Board

Our Corporate Governance Principles provide that the Board should have flexibility to decide whether it is best for the company at a given point in time for the roles of the Chief Executive Officer and Chairman of the Board to be separate or combined. This allows the Board to determine which structure provides the appropriate leadership for the company at a particular time. Since Walter Garrison retired as CEO of the company in 1997, he has remained Chairman and a different person has served as the CEO. The Board believes that its current leadership structure is best for CDI at this time. It allows the CEO to focus on providing the day-to-day leadership and management of the company, while the Chairman can provide guidance to the CEO, set the agenda for Board meetings (in consultation with the CEO and other members of the Board), preside over meetings of the Board, and perform other administrative functions relating to the Board’s activities. The separation of roles also fosters greater independence between the Board and management. The Board considers Mr. Garrison well-suited to be CDI’s Chairman given the extensive knowledge of CDI and its business that he developed over nearly four decades as the company’s CEO.

The non-management directors meet by themselves in regularly scheduled executive sessions, without management directors or executive officers of CDI present. Those executive sessions, which are scheduled and presided over by the Chairman of the Board (currently Mr. Garrison), are generally held in conjunction with each Board meeting. Under our Corporate Governance Principles, if the CEO and Chairman roles were combined with one person (or if the Chairman were otherwise not an independent director), the independent directors would select from among themselves a continuing presiding independent director who would preside at separate meetings of the non-management directors.

Board Meetings, Directors’ Attendance at Shareholders’ Meetings and Board Self-Assessments

The Board of Directors of CDI held seven meetings during 2009. Each of the current directors attended more than 95% of the total number of meetings held during 2009 by the Board and the committees of the Board on which he served during the year.

It is CDI’s policy that all Board members are expected to attend the annual meeting of shareholders. In order to facilitate such attendance, CDI’s practice is to schedule its annual shareholders’ meeting on the same day as a Board meeting. At CDI’s 2009 shareholders’ meeting, all of the company’s directors were present.

The Board and its Audit, Compensation and Governance and Nominating Committees conduct annual self-assessments to evaluate their performance and to improve that performance as appropriate. The Board also annually assesses the performance of its Chairman, each individual director and the company’s CEO.

Committees of the Board

The Board of Directors has established the following five standing committees to assist the Board in carrying out its responsibilities: the Audit Committee, the Compensation Committee, the Executive Committee, the Finance Committee and the Governance and Nominating Committee. The charter of each of these committees is available on our website at www.cdicorp.com (in the Investor Relations section) and will be provided in print to any shareholder who delivers a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768.

Here are the current members of each committee:

Audit	Compensation	Executive	Finance	Governance and Nominating

Lawrence Karlson * Michael Emmi Ronald Kozich	Michael Emmi * Ronald Kozich Albert Smith	Roger Ballou * Walter Garrison Barton Winokur	Barton Winokur * Roger Ballou Lawrence Karlson Albert Smith	Walter Garrison * Michael Emmi

*   Chairman of the Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities by (a) reviewing the financial reports and other financial information provided by CDI to shareholders, the SEC and others, (b) monitoring the company’s financial reporting processes and internal control systems, (c) retaining the company’s independent registered public accounting firm (subject to shareholder ratification), (d) overseeing the company’s independent registered public accounting firm and internal auditors, and (e) monitoring CDI’s compliance with ethics policies and with applicable legal and regulatory requirements. This committee held sixteen meetings during 2009.

The Compensation Committee reviews and approves CDI’s executive compensation arrangements and programs, as described in more detail on page 9. This committee held nine meetings during 2009.

The Executive Committee exercises all the powers of the Board, subject to certain limitations, when the Board is not in session and is unable to meet or it is impractical for the Board to meet. This committee did not hold any meetings during 2009.

The Finance Committee oversees the financial affairs and policies of CDI, including review of the company’s annual operating and capital plans, major acquisitions and dispositions, and borrowing arrangements. This committee held three meetings during 2009.

The Governance and Nominating Committee oversees matters relating to Board organization and composition, compliance with rules relating to the independence of directors, and evaluations of Board and executive management effectiveness. This committee also (a) provides the Board with recommendations of new members of the Board after evaluating candidates, and assists in attracting qualified candidates; (b) assists the Board in selecting the company’s CEO, evaluating his or her performance and making decisions about the retention of the CEO; (c) reviews executive succession planning and executive recruitment strategies and processes and recommends procedures to assure a smooth and orderly CEO transition when the need arises; and (d) reviews CDI’s Corporate Governance Principles and recommends such changes as may be appropriate. This committee held nine meetings during 2009.

Audit Committee Membership

No member of the Audit Committee is a current or former officer or employee of CDI. The NYSE and the SEC have adopted standards for independence of Audit Committee members. The Board has determined that each of the current members of the Audit Committee satisfies those independence standards and is financially literate.

The Board has also determined that Ronald Kozich, a member of the Audit Committee and an independent director, qualifies as an “audit committee financial expert” and has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. The rules of the SEC define an “audit committee financial expert” as a person who has acquired certain attributes through education and experience that are particularly relevant to the functions of an audit committee. Mr. Kozich is a former Managing Partner of the Philadelphia office of the accounting firm Ernst & Young LLP.

Compensation Committee Membership, Authority and Procedures

The Compensation Committee is composed entirely of independent, nonemployee directors. The Compensation Committee has sole authority to determine the CEO’s compensation. The Committee also has decision-making authority with respect to the compensation arrangements for other members of CDI’s senior management team within these policy guidelines: (a) base pay must not exceed the 75th percentile of market compensation as determined by an independent compensation consultant (although, as described in the CD&A section of this Proxy Statement, the Committee generally targets compensation to be around the 50th percentile); (b) the employees’ short-term incentive opportunity must stay within the parameters of the existing non-equity incentive compensation plan; and (c) annual equity grants must not exceed the average grants over the previous three years plus twenty percent and must be market competitive as determined by an independent compensation consultant. Any non-CEO compensation arrangement which falls outside of these guidelines must be presented to and reviewed by the Board for approval. No such arrangement was presented to the Board in 2009.

As explained in the “Timing and Pricing of Equity Awards” section of the CD&A, the Compensation Committee has delegated limited authority to the company’s CEO to approve equity awards between the times that the Committee makes its annual awards. Any awards made by the CEO under that delegated authority must adhere to the Committee’s guidelines and be consistent with past practice in size and type. The CEO may not make awards to executive officers or directors under his delegated authority.

The CEO provides input and recommendations to the Compensation Committee regarding the compensation for other executive officers of CDI and other members of the senior management team. However, except with regard to the limited authority delegated to the CEO to approve certain equity awards which is described in the preceding paragraph, all executive compensation must be approved by the Compensation Committee or the Board.

The agendas for the Compensation Committee’s meetings are determined by the Committee’s Chairman with the assistance of the head of the company’s Human Resources department. The agenda and materials are mailed to the

Committee members approximately one week before each meeting. The company’s CEO and the head of its Human Resources department generally attend meetings of the Compensation Committee at the invitation of the Committee. The Committee usually meets in executive session (with only Committee members in attendance) at the end of each regularly scheduled meeting. The Committee Chairman reports on Committee actions to the full Board at each regularly scheduled Board meeting.

Late in each calendar year, in connection with the process of determining executive compensation for the following year, the Compensation Committee reviews tally sheets for the CEO, the other executive officers and other members of the company’s senior management. These tally sheets, which are prepared by CDI’s Human Resources department, summarize the company’s compensation arrangements with each person, including (a) the total compensation expected to be earned in the current year and the total compensation earned in the previous year, (b) all perquisites and personal benefits received during the current year, (c) potential payouts under various scenarios, including voluntary termination, involuntary termination, death, disability, retirement and a change in control of the company, and (d) information regarding the equity awards held by each person, including the sort of information set forth in the various executive compensation tables contained in this Proxy Statement. The tally sheets are intended to give Committee members a comprehensive picture of an executive’s total compensation, enhance their understanding of how the various components of an executive’s compensation package fit together and provide a context for making future pay decisions.

The Compensation Committee has in the past retained the services of HayGroup, an independent outside consulting firm, to help in determining competitive compensation levels. That firm, which reported to the Committee and not to management, performed periodic reviews of competitive executive compensation levels, most recently in 2008. The nature and findings of those compensation reviews are described in the “Benchmarking and Competitive Compensation” section of the CD&A. HayGroup did not perform services for the Committee in 2009. The Committee expects to retain an independent outside consulting firm in 2010 to perform a new benchmarking study.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or employee of CDI or any of its subsidiaries. No executive officer of CDI served on the compensation committee of another entity (or on any other committee of the board of directors of another entity performing similar functions) during 2009, where an executive officer of that other entity served on the Compensation Committee or the Board of CDI.

Related Party Transactions and Approval Policy

The Board has adopted a written policy setting forth procedures for the review and approval of transactions involving CDI and related parties. For purposes of this policy, a related party is:

•	an executive officer or director of CDI or any of such person’s immediate family members;
•	a shareholder owning more than 5% of CDI’s stock; or
•	an entity which is owned or controlled by one of the above parties or an entity in which one of the above parties has a substantial ownership interest or control.

Under this policy, the company may not enter into a transaction with a related party unless:

•

the Governance and Nominating Committee has reviewed the transaction, determined it to be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, and recommended its approval to the Board; and

•	the transaction is subsequently approved by the disinterested members of the Board.

Transactions available to all employees generally and transactions related to an executive officer’s employment with CDI or a director’s performance of services as a director of CDI (such as payment of salary, bonus, director fees, equity compensation, travel expenses and similar payments) are not subject to these review and approval procedures.

There were no related party transactions reviewed by the Governance and Nominating Committee in 2009.

Director Qualifications, Diversity and Nominating Process

As provided in its charter, the Governance and Nominating Committee is responsible for identifying qualified Board candidates and recommending their nomination for election to the Board as well as for recommending the slate of nominees for election to the Board at each annual meeting of shareholders. The Board has concluded that all of the members of the Governance and Nominating Committee meet the standards for independence established by the NYSE.

When the Board wishes to add a new director, the Governance and Nominating Committee does an analysis of the skills and experience of the current directors in order to identify the particular additional skills and experience that would be desirable in a new director so as to complement and enhance the existing Board. To be considered for Board membership, a candidate must, in the Committee’s judgment, possess superior intelligence and sound judgment, exhibit the highest levels of personal character and integrity and have demonstrated significant ability in his or her professional field. Other factors considered include the extent to which the candidate’s business experience and background is relevant to CDI’s business, the person’s available time to devote to CDI Board matters and whether the candidate meets the existing independence requirements.

The Committee considers diversity as one of a number of factors in identifying nominees for director. It does not, however, have a formal policy in this regard. The Committee views diversity broadly to include diversity of experience, skills, perspectives and personal characteristics as well as traditional diversity concepts such as race or gender. The Committee seeks to assemble a Board that is strong in its collective knowledge and that consists of individuals who bring a variety of complementary attributes and who, taken together, have the appropriate skills and experience to oversee the company’s business.

The Committee is willing to consider prospective candidates recommended by CDI’s shareholders. Shareholders wishing to recommend prospective candidates for nomination to the Board of Directors should submit to the Secretary of the company the name, a statement of qualifications and the written consent of the prospective candidate. Recommendations may be submitted at any time and will be brought to the attention of the Governance and Nominating Committee. The address to which such recommendations should be sent is:

Governance and Nominating Committee

Attention: Company Secretary

CDI Corp.

1717 Arch Street, 35th Floor

Philadelphia, PA 19103-2768

Once a prospective candidate is identified, the Governance and Nominating Committee does an initial review of his or her background and credentials. If the proposed candidate passes the initial review, the candidate is invited to meet with one or two Committee members. Then, if those Committee members believe the candidate would be a good addition to the Board, arrangements are made for the candidate to meet with all members of the Board, typically in informal settings. While the Committee makes recommendations for director nominations, the Board is responsible for final approval. The Committee’s process for evaluating candidates is the same regardless of whether a candidate is recommended by a search firm, a Board member, a shareholder or others.

In determining whether to recommend a current director for re-election, the Committee considers, in addition to the basic qualifications for a new director which are described above, the director’s past attendance at and participation in meetings and his or her overall contributions to the activities of the Board.

The Board’s Role in Risk Oversight

The Board is responsible for overseeing CDI’s management of risk. Our full Board regularly engages in discussions of the most significant risks that CDI faces in its business as part of the Board’s review of the company’s operations with the CEO at each regular Board meeting, including discussion regarding how those risks are being managed. In addition, the Board receives regular reports on risks in the business from senior operations management in their periodic presentations to the Board. Risk issues related to the company’s business strategy are also discussed at the Board’s annual strategic planning meeting.

The Board delegates many of the activities relating to risk oversight to its committees, particularly to the Audit Committee. Under its charter, the Audit Committee is responsible for reviewing and discussing with management the company’s policies regarding risk assessment and risk management. At each regularly scheduled meeting, the Audit Committee receives reports from management and from our internal auditors concerning risk issues. All significant potential or actual claims and exposures identified by management and internal auditors are reviewed in detail with the Committee. Once a year, a full presentation is made to the Committee by CDI’s Chief Legal Officer regarding the company’s legal and, based on input from a cross-functional team, business risks and regarding how the company seeks to control and mitigate those risks, including through its comprehensive insurance program. This presentation also includes a review of CDI’s corporate compliance program (founded on our Code of Conduct and conduct policies), for which the Audit Committee has oversight responsibility, and the training programs used throughout the CDI organization to support the compliance program. By overseeing the evaluation of CDI’s internal control over financial reporting, the Audit Committee gains valuable insight into the company’s risk management and risk mitigation activities. To assist it in overseeing the company’s risk management, the Audit Committee has regular meetings, outside the presence of management, with our independent registered public accounting firm and the head of our internal audit group.

Other committees of the Board also play a role in the oversight of risk. The Compensation Committee reviews the company’s executive compensation policies and programs to confirm that they do not encourage unnecessary and excessive risk taking. In addition, the company reviews its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to CDI. Based on this review, the company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on CDI. The Governance and Nominating Committee is responsible for overseeing corporate governance issues that may create risks for the company, including in areas such as director selection and related party transactions. The Finance Committee oversees our management of risks relating to financial affairs and policies, including risks associated with the availability of capital and major acquisitions and dispositions. The chairman of each committee regularly reports to the Board regarding the areas of risk they oversee.

Communicating with CDI’s Board of Directors

Shareholders of CDI and any other interested parties who wish to communicate with the Chairman of the Board or with the non-management directors as a group may do so by writing to:

CDI Corp. Board of Directors

Attn: Non-Management Directors (or Chairman of the Board)

c/o CDI Corp. Company Secretary

1717 Arch Street, 35th Floor

Philadelphia, PA 19103-2768

All such letters will be forwarded unopened to the Chairman of the Board (if he or she is an independent director, as is presently the case) or to the presiding independent director (if the Chairman were not an independent director).

DIRECTOR COMPENSATION AND STOCK OWNERSHIP REQUIREMENTS

The compensation paid to the company’s directors is structured to attract and retain qualified non-employee directors and to further align the interests of directors with the interests of shareholders by linking a significant portion of their compensation to CDI’s stock performance. Directors who are not employees of CDI or one of its subsidiaries receive the following as compensation for their service on the Board and on committees of the Board:

•

Retainer Fee. Each non-employee director receives a retainer fee of $55,000 per year, which the director can elect to be paid in any combination of (a) cash, (b) CDI stock options, or (c) CDI stock on a deferred basis through the Stock Purchase Plan for Management Employees and Non-Employee Directors (referred to in this Proxy Statement as the Stock Purchase Plan or the SPP). If a director elects to receive stock through the SPP for all or a portion of the retainer fee, the director will receive units each of which correspond to a right to receive one share of CDI stock upon completion of the applicable vesting period (from three to ten years, as selected by the director). The number of units is calculated by dividing the amount of the retainer fee which the director chooses to defer by the market value of CDI stock at the beginning of the directors’ fee year. A directors’ fee year is the approximately twelve-month period for which a director is paid and runs from one annual meeting of shareholders to the next. Under the SPP, the company makes a matching contribution of one SPP unit for every three SPP units acquired by the director. If a director elects to receive stock options for all or a portion of the retainer fee, the number of options which the director receives is determined using a Black-Scholes valuation methodology.

•

Deferred Stock. Each non-employee director receives, on the date of the annual shareholders’ meeting, an annual grant of shares of Time-Vested Deferred Stock (TVDS), which upon vesting on the third anniversary of the date of grant, are converted into an equivalent number of shares of CDI stock. The value of the annual TVDS grant to each director is $100,000. The number of shares of TVDS awarded is based on the market price of CDI stock on the date of grant. Upon vesting, holders of TVDS receive additional shares of CDI stock having a value equal to the total dividends paid on CDI stock during the period from the grant date to the vesting date.

•

Committee Service Fees. For service on committees of the Board, non-employee directors receive an additional $5,000 per year for each committee chaired ($10,000 in the case of the Audit Committee and the Compensation Committee) and $3,000 per year for each committee served on in excess of one.

•	Meeting Attendance Fees. Non-employee directors are paid meeting attendance fees of $1,000 for each Board meeting and committee meeting.

•

Board Chairman Fees. The Chairman of the Board is paid an additional fee of $60,000 per year, and also receives $40,000 towards the cost of administrative support services to assist in the performance of the Chairman’s duties.

The compensation arrangements for non-employee directors are developed by the Governance and Nominating Committee and recommended to the Board for final approval. Neither that committee nor the Board has retained a compensation consultant in connection with determining the amount or form of director compensation.

No consulting fees were paid in 2009 to any of CDI’s directors.

Under a 1978 supplemental pension agreement with Walter Garrison, CDI’s retired President and CEO, the company pays him a pension of $35,000 per year for fifteen years following his retirement (which began in 1997). If Mr. Garrison dies prior to receiving all such payments, his beneficiaries will receive the remaining payments in a lump sum.

The following table shows the 2009 compensation for our non-employee directors, including Constantine Papadakis, who served on the Board until his death in April 2009.

Director Compensation Table for 2009

Name	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	All Other Compensation ($) (4)	Total ($)
Michael J. Emmi	108,000	100,006	1,474	209,480
Walter R. Garrison	136,000	118,339	35,000	289,339
Lawrence C. Karlson	94,000	100,006	4,053	198,059
Ronald J. Kozich	90,000	100,006	1,842	191,848
Constantine N. Papadakis (1)	25,200	0	7,173	32,373
Albert E. Smith	70,800	108,339	0	179,139
Barton J. Winokur	73,000	100,006	0	173,006

Notes to the Director Compensation Table for 2009:

(1)	Mr. Papadakis served as a director of CDI until his death in April 2009.

(2)	The Fees Earned or Paid in Cash column represents a total of the retainer fees, Board Chairman fees, committee chairman fees, fees for service on more than one committee, Board meeting attendance fees and committee meeting attendance fees paid to the directors for 2009. The following table shows a breakdown of those fees for each non-employee director:

Name	Retainer Fees ($)	Board Chairman Fees ($)	Committee Chairman Fees ($)	Additional Committee Service Fees ($)	Board Meeting Attendance Fees ($)	Committee Meeting Attendance Fees ($)	Total ($)
Michael Emmi	55,000	0	10,000	6,000	7,000	30,000	108,000
Walter Garrison	55,000	60,000	5,000	3,000	7,000	6,000	136,000
Lawrence Karlson	55,000	0	10,000	3,000	7,000	19,000	94,000
Ronald Kozich	55,000	0	0	3,000	7,000	25,000	90,000
Constantine Papadakis	22,000	0	0	1,200	1,000	1,000	25,200
Albert Smith	55,000	0	0	1,800	7,000	7,000	70,800
Barton Winokur	55,000	0	5,000	3,000	7,000	3,000	73,000

Some of the retainer fees which are included in the Fees Earned or Paid in Cash column of the Director Compensation Table for 2009 were, at the election of certain directors, paid in SPP units rather than in cash. The table below shows the portion of each director’s retainer fee that was paid in cash and in SPP units.

Name	Retainer Fees Paid in Cash ($)	Retainer Fees Paid in SPP Units ($)
Michael Emmi	49,000	6,000
Walter Garrison	22,000	33,000
Lawrence Karlson	55,000	0
Ronald Kozich	45,000	10,000
Constantine Papadakis	12,000	10,000
Albert Smith	29,000	26,000
Barton Winokur	55,000	0

(3)	The Stock Awards column represents the aggregate grant date fair value of SPP units and shares of TVDS received by the directors in 2009, in accordance with FASB ASC Topic 718, calculated without regard to any estimated forfeitures. With respect to SPP units, only the grant date fair value of the additional SPP units received by the directors as a result of the company match is included in this column (the value of the SPP units which a director elected to receive in lieu of cash retainer fees is included in the Fees Earned or Paid in Cash column).

The grant date fair value of the directors’ Stock Awards is generally equal to the market price of CDI stock on the date of grant multiplied by the number of Stock Awards received on that date. For additional information regarding the valuation assumptions relating to CDI’s Stock Awards, see Note 8 to the company’s financial statements in the Form 10-K for the year ended December 31, 2009. The grant date fair values of the Stock Awards included in the Directors Compensation Table for 2009 were: (a) $11.80 for each SPP unit received by Messrs. Garrison and Smith on May 27, 2009, and (b) $11.80 for each share of TVDS received by all of the non-employee directors on May 27, 2009. The amounts in this column reflect the grant date fair value for these awards under accounting rules and do not correspond to the actual value that will be realized by the directors.

The following table indicates the number of shares of TVDS and SPP units held by each non-employee director at the end of 2009.

Name	Shares of TVDS as of December 31, 2009	SPP Units as of December 31, 2009
Michael Emmi	14,596	1,414
Walter Garrison	14,596	13,806
Lawrence Karlson	14,596	2,549
Ronald Kozich	14,596	2,358
Constantine Papadakis	0	0
Albert Smith	11,046	3,769
Barton Winokur	14,596	0

(4)	For each director other than Mr. Garrison, the amounts in this column represent the dollar value of additional shares of CDI stock received by the director upon vesting of SPP units relating to accrued dividends (upon vesting, holders of SPP units receive additional shares of CDI stock having a value equal to the total dividends paid on CDI stock during the period from the grant date to the vesting date). For Mr. Garrison, the amount in this column represents the payments to him under his 1978 supplemental pension agreement which is described above on page 14.

Stock Ownership Requirements for Directors

Under the Board’s stock ownership requirements, each director who has served on the Board for at least four years is required to own at least $100,000 in market value of CDI stock. Any director who does not own the required amount of stock by and after the director’s fourth year on the Board would then have up to $30,000 of the director’s retainer fee payable in subsequent years automatically deferred into the SPP, with no company match, until the required ownership level is met. The following shares and units count towards meeting the stock ownership requirements: (1) shares of CDI stock owned by the director, the director’s spouse or a trust for the benefit of the director or members of his or her family, (2) shares of TVDS, (3) SPP units, and (4) shares of CDI stock held in the company’s 401(k) plan or an IRA maintained by the director. As of December 31, 2009, all of the members of the Board had satisfied the stock ownership requirements then in effect.

The required ownership level will be increased to $400,000 effective in 2011 for current members of the Board. When this new requirement goes into effect, any director who does not own $400,000 of CDI stock by and after the director’s fourth year on the Board (or by 2011 in the case of the current directors) would then have up to $30,000 of the director’s retainer fee payable in subsequent years automatically deferred into the SPP, with no company match, until the required ownership level is met.

PRINCIPAL SHAREHOLDERS

As of March 12, 2010, the following persons and entities were known by the company to be beneficial owners of more than 5% of the outstanding shares of CDI stock. The following table shows, as of that date (or such other date as is indicated in the footnotes), the number of shares of CDI stock beneficially owned by those principal shareholders and the percentage which that number represents of the total outstanding shares of CDI stock as of that date. Under SEC rules, any shares which a person has the right to acquire (such as by exercising an option or SAR) within the sixty-day period after March 12, 2010 are considered to be beneficially owned as of March 12, 2010.

Name and Address of Beneficial Owner	Number of Shares of CDI Stock Beneficially Owned*		Percentage of Total Shares of CDI Stock
Lawrence C. Karlson and Barton J. Winokur, as Trustees of certain trusts for the benefit of Walter R. Garrison’s children; and Donald W. Garrison, Lawrence C. Karlson, John C. Strayer and Barton J. Winokur, as Trustees of certain other trusts for the benefit of Walter R. Garrison’s children c/o Arthur R. G. Solmssen, Jr., Esquire Dechert LLP Cira Centre 2929 Arch Street Philadelphia, PA 19104	4,326,050	(1)	22.6%

Walter R. Garrison 800 Manchester Avenue, 3rd Floor Media, PA 19063	1,223,583 (2)		6.4%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,197,734 (3)		6.2%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,070,797 (3)		5.6%

Van Den Berg Management 805 Las Cimas Parkway, Suite 430 Austin, TX 78746	958,663 (3)		5.0%

Notes	to the Principal Shareholders Table:

*	Except as indicated in the footnotes below, the respective beneficial owners have sole voting power and sole investment power with respect to the shares shown opposite their names.

(1)	Each trustee under these trusts has joint voting and investment power with the other trustee(s) with respect to these shares but disclaims any beneficial interest except as a fiduciary. Those trustees who are also directors of CDI own, of record and beneficially, the number of shares of CDI stock shown opposite their names in the table which appears in the following section (entitled “CDI Stock Ownership by Directors and Executive Officers”).

(2)	Does not include the shares held by the various family trusts referred to in this table. See also footnotes (2) and (4) to the following table, in the “CDI Stock Ownership by Directors and Executive Officers” section.

(3)	These numbers are as of December 31, 2009, and are based on Schedule 13G’s filed by the shareholders with the SEC.

CDI STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as to each person who is a director, director nominee or executive officer, and as to all directors, director nominees and executive officers of CDI as a group, the number of shares of CDI stock beneficially owned as of March 12, 2010 and the percentage which that number represents of the total outstanding shares of CDI stock beneficially owned as of that date. Under SEC rules, any shares which a person has the right to acquire (such as by exercising an option or SAR) within the sixty-day period after March 12, 2010 are considered to be beneficially owned as of March 12, 2010.

Name of Individual or Group	Number of Shares of CDI Stock Beneficially Owned**		Percentage of Total Shares of CDI Stock Beneficially Owned
Roger H. Ballou	209,839	(1)	1.1%
Michael J. Emmi	8,071		*
Walter R. Garrison	1,223,583	(2)(3)(4)	6.4%
Lawrence C. Karlson	81,305	(3)	0.4%
Mark A. Kerschner	24,042	(5)	0.1%
Ronald J. Kozich	6,542		*
Joseph R. Seiders	65,378	(6)	0.3%
Brian D. Short	1,155	(7)	*
Albert E. Smith	0		*
Cecilia J. Venglarik	79,502	(8)	0.4%
Barton J. Winokur	204,717	(3)(4)(9)	1.1%
All directors, director nominees and executive officers as a group (11 persons)	1,904,134	(10)	9.9%

Notes to the CDI Stock Ownership by Directors and Executive Officers Table:

*	Less than 0.1%

**	Except as indicated in the footnotes below, the respective beneficial owners have sole voting power and sole investment power with respect to the shares shown opposite their names.

(1)	Includes 92,000 shares which Mr. Ballou has the right to acquire through the exercise of stock options and 25,100 shares held by his wife.

(2)	Includes 103,939 shares held indirectly. Does not include 32,000 shares held by The Garrison Family Foundation, which is a charitable trust. Mr. Garrison is one of ten trustees of The Garrison Family Foundation, but disclaims beneficial ownership of the foundation’s shares except as a fiduciary. A total of 325,000 shares owned by Mr. Garrison have been pledged as security for a bank loan to a third party and for lease obligations of a third party.

(3)	Does not include 4,326,050 shares of CDI stock held in various trusts created by Walter Garrison for the benefit of his children. These shares are referenced above in the Principal Shareholders table under the names of the trustees of the various trusts. Two of the trustees, Lawrence Karlson and Barton Winokur, are directors of CDI and a third trustee, Donald Garrison, is Walter Garrison’s brother. Walter Garrison disclaims beneficial ownership of these shares, as do the other trustees except as fiduciaries.

(4)	Does not include 175,000 shares held by The Garrison Foundation, a charitable trust established for the benefit of the Pennsylvania Institute of Technology. Among the four trustees of The Garrison Foundation are Walter Garrison and Barton Winokur, who are directors of CDI, and Walter Garrison’s wife. The trustees disclaim beneficial ownership of these shares except as fiduciaries.

(5)	Includes 764 shares that Mr. Kerschner has the right to acquire through the exercise of SARs and 500 shares of TVDS which are scheduled to vest within 60 days.

(6)	Includes 31,582 shares that Mr. Seiders has the right to acquire through the exercise of stock options and SARs and 250 shares of TVDS which are scheduled to vest within 60 days.

(7)	Includes 305 shares that Mr. Short has the right to acquire through the exercise of SARs and 200 shares of TVDS which are scheduled to vest within 60 days.

(8)	Includes 42,932 shares that Ms. Venglarik has the right to acquire through the exercise of stock options and SARs and 1,850 shares of TVDS which are scheduled to vest within 60 days.

(9)	Does not include 19,000 shares held by a foundation of which Mr. Winokur is the sole trustee. Mr. Winokur has no pecuniary interest in the income or assets of that foundation and disclaims beneficial ownership of those shares except as a fiduciary.

(10)	If the 4,326,050 shares held in the Garrison family trusts referred to in footnote (3) above, the 175,000 shares held by The Garrison Foundation referred to in footnote (4) above, the 32,000 shares held by The Garrison Family Foundation referred to in footnote (2) above and the 19,000 shares held by foundation referred to in footnote (9) were combined with the 1,904,134 shares shown in this table as held by directors, director nominees and executive officers as a group, the total would be 6,456,184 shares or 33.7% of the total number of shares of CDI stock beneficially owned.

CDI STOCK OWNERSHIP REQUIREMENTS FOR EXECUTIVE OFFICERS

The company’s executive officers (as well as other members of our senior management team) are required to achieve and maintain certain levels of CDI stock ownership, to link the interests of our executives with those of our shareholders. Under our stock ownership policy, the amount of stock required to be owned generally increases with the person’s position, level of responsibility and compensation. The executive officers (other than the CEO) must own CDI stock with a value at least equal to two times their base salary. Under his employment agreement, Roger Ballou is currently required to own at least $2.5 million of CDI stock. Under our stock ownership policy, the value of CDI stock is considered to be the greater of (a) the average stock price on the last trading day in each quarter over the previous two calendar years or (b) the average stock price at the inception of the policy, which was $25.35. Part (b) is designed to prevent volatility in the market price of CDI stock from making compliance with the requirements difficult to maintain. The following shares and units count towards meeting the stock ownership requirements: (1) shares owned by the executive, the executive’s spouse or a trust for the benefit of the executive’s spouse or family, (2) TVDS, earned PCDS and restricted stock, (3) SPP units, and (4) CDI shares held in the company’s 401(k) plan or an IRA maintained by the executive. Until the full ownership levels have been achieved, executives are required to retain 75% of the shares of CDI stock they obtain from SARs or option exercises, vesting of TVDS or PCDS and other sources (after payment of any exercise price and taxes).

An executive has five years to satisfy the ownership requirements after becoming subject to the policy. If an executive fails to reach his or her target level of stock ownership by the fifth year, then the executive will face the following consequences until the ownership requirement is met: (1) half of the executive’s future cash incentive compensation payments will be deferred into the SPP (with no company match), (2) the executive will forfeit one-half of any equity award which is scheduled to vest, and (3) the executive will be subject to disciplinary action up to and including termination of employment. Executives hired beginning in 2006 are also subject to a 50% ownership requirement after three years and if that is not met, the executive is subject to the same three consequences described above until the 50% ownership requirement is met. Brian Short is the only executive officer hired since 2006.

All of CDI’s executive officers have currently surpassed their stock ownership requirements except for Mr. Short, who had been with the company for only one year and therefore is not yet subject to the requirements.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires CDI’s directors and executive officers, as well as beneficial owners of more than 10% of the outstanding shares of CDI stock, to file with the SEC initial reports of ownership and reports of changes in ownership of CDI stock. To the company’s knowledge, based on a review of copies of such reports furnished to CDI and on written representations made by such persons, all of CDI’s directors, executive officers and beneficial owners of more than 10% of CDI stock have complied with all Section 16(a) filing requirements with respect to 2009.

PROPOSAL TWO

RATIFICATION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm for 2010

The independent registered public accounting firm of KPMG LLP has been appointed by the Audit Committee to continue to serve as CDI’s independent registered public accounting firm for the fiscal year ending December 31, 2010, subject to ratification by the shareholders of the company. KPMG has served the company in this capacity for many years and has gained valuable knowledge of CDI’s business. The Audit Committee considers KPMG to be well qualified for this engagement. A representative of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement, if he or she so desires, and to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR Proposal Two. Shares represented by the enclosed Proxy will be voted FOR this proposal unless a contrary choice is specified.

Services and Fees of the Independent Registered Public Accounting Firm for 2009 and 2008

KPMG LLP served as CDI’s independent registered public accounting firm for the fiscal years ended December 31, 2009 and December 31, 2008. KPMG’s fees for services rendered to CDI for the past two fiscal years are set forth in the table below. The Audit Committee pre-approved all of these services.

Type of Fees	2009	2008
Audit Fees (1)	$1,507,500	$1,669,950
Audit-Related Fees (2)	22,000	20,000
Tax Fees (3)	0	1,625
All Other Fees (4)	1,333	1,650

Total Fees	1,530,833	1,693,225

(1)	Audit Fees consist of the aggregate fees billed in connection with the audit of CDI’s annual financial statements (including activities relating to the evaluation of CDI’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act) and the review of the financial statements included in CDI’s quarterly reports on Form 10-Q.

(2)	Audit-Related Fees consist of the fees billed for audits of the financial statements of CDI’s 401(k) plan.

(3)	Tax Fees in 2008 related to tax advice in connection with the company setting up operations in New Zealand.

(4)	All Other Fees consist of a license fee for certain payroll tax compliance software used by CDI in the United Kingdom.

Pre-Approval Policy for Auditor Services

The Audit Committee has adopted a policy which requires it to pre-approve the audit and non-audit services performed by CDI’s independent registered public accounting firm in order to assure that providing such services will not impair the firm’s independence.

For audit services, KPMG provides the Audit Committee each fiscal year with an engagement letter outlining the scope of the audit services proposed to be performed in connection with that fiscal year, along with a fee proposal for those services. If agreed to by the Committee, the Committee formally accepts this engagement letter and fee proposal. In connection with its approval of the fee proposal, the Committee may also pre-approve the expenditure by management of an amount up to an additional 10% of such fee proposal in order to cover such additional costs as may be incurred for audit services that are performed for that fiscal year. However, our practice has been for KPMG to submit any proposed additional fees to the Audit Committee for approval.

KPMG was not retained to provide any non-audit or non-audit-related services to CDI in 2009, though CDI did pay KPMG a $1,333 license fee to use certain UK payroll tax software. Under CDI’s pre-approval policy, management may submit to the Audit Committee for approval a detailed list of non-audit and non-audit-related services that it recommends the Committee engage the independent registered public accounting firm to provide for the year. Management and the independent registered public accounting firm must each confirm to the Committee that each non-audit and non-audit-related service on the list is permissible under all applicable legal requirements. In addition to the list of anticipated non-audit and non-audit-related services, a budget estimating non-audit and non-audit-related service spending for the fiscal year would be provided. The Committee must approve both the list of permissible non-audit and non-audit-related services and the budget for such services. The Committee must be informed routinely as to the non-audit and non-audit-related services actually provided by the independent registered public accounting firm pursuant to this pre-approval process.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chairman of the Committee the authority to amend or modify the list of approved and permissible non-audit and non-audit-related services and fees. The Chairman reports any action taken to the Committee at the next Committee meeting. The Committee expressly does not delegate to management the Committee’s responsibility to pre-approve services performed by the independent registered public accounting firm.

The independent registered public accounting firm must ensure that the Committee has approved all services provided to CDI. The independent registered public accounting firm’s fees, as compared to the budget for such services, are tracked and reported to the Audit Committee on a regular basis.

Report of the Audit Committee

The Audit Committee of CDI’s Board is comprised of three directors, all of whom meet the standards of independence adopted by the NYSE and the SEC. The Audit Committee assists the Board in fulfilling its oversight responsibilities by (a) reviewing the financial reports and other financial information provided by CDI to shareholders, the SEC and others, (b) monitoring the company’s financial reporting processes and internal control systems, (c) retaining the company’s independent registered public accounting firm (subject to shareholder ratification), (d) overseeing the company’s independent registered public accounting firm and internal auditors, and (e) monitoring CDI’s compliance with ethics policies and with applicable legal and regulatory requirements. A more complete description of the duties and responsibilities of the Committee is set forth in the Audit Committee’s charter, which has been adopted by the Board. A copy of the Audit Committee Charter can be found on CDI’s website at www.cdicorp.com.

Management is responsible for the financial reporting process (including establishing and maintaining CDI’s system of internal controls), for the preparation of consolidated financial statements in accordance with generally accepted accounting principles, and for the report on the company’s internal control over financial reporting. KPMG, the company’s independent registered public accounting firm, is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and on the effectiveness of the company’s internal control over financial reporting.

The Committee held sixteen meetings during 2009. Committee meetings were designed, among other things, to facilitate and encourage communication among members of the Committee, CDI’s management, KPMG and the internal auditors. The Committee has reviewed and discussed the audited financial statements of CDI for the year ended December 31, 2009 with management of the company and with representatives of KPMG.

Management completed the documentation, testing and evaluation of CDI’s system of internal control over financial reporting as of December 31, 2009. The Audit Committee was kept apprised of the progress of the evaluation over the course of the year and provided oversight during that process. In connection with this oversight, the Committee received periodic updates provided by management, KPMG and the internal auditors, and the Committee discussed issues raised by those updates as they arose. At the conclusion of the process, management provided the Committee with a report which concluded that the company’s internal control over financial reporting was effective as of December 31, 2009, and the Committee reviewed and discussed that report.

The Committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee has received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence. The Audit Committee has satisfied itself as to the independence of KPMG.

Based on the reviews and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in CDI’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

AUDIT COMMITTEE

Lawrence C. Karlson, Chairman

Michael J. Emmi

Ronald J. Kozich

EXECUTIVE COMPENSATION

Identification of the Named Executive Officers (NEOs)

The Board of Directors of CDI elects the executive officers of the company. Annual elections traditionally take place at the meeting of the Board held on the day of the Annual Meeting of Shareholders. Below are all of CDI’s executive officers during 2009, along with their business experience over the past five years. Cecilia Venglarik served as an executive officer until September 22, 2009, after which another executive (Brian Short) assumed her responsibilities. For the rest of 2009, Ms. Venglarik remained an employee of CDI and was available to assist the company in connection with the change in management responsibilities.

Current Executive Officers

Roger H. Ballou, age 59, has been the President and Chief Executive Officer of CDI since October 2001 and has served as a director of CDI since that time. See page 5 for additional biographical information regarding Mr. Ballou.

Mark A. Kerschner, age 56, has been the Executive Vice President of CDI since September 2005 and the company’s Chief Financial Officer since November 2005. Previously, he was (from 2004 to 2005) the Vice President and Assistant Controller of Schering-Plough Corporation (a global company which developed, manufactured and marketed prescription and consumer health products).

Brian D. Short, age 37, is Senior Vice President, Chief Administrative Officer and General Counsel of CDI. He has been the company’s Senior Vice President and General Counsel since March 2009 and the Chief Administrative Officer since September 2009. He was a partner in the law firm of Dechert LLP from January 2006 to March 2009. Previously, he was an associate at that law firm.

Joseph R. Seiders, age 61, is Senior Vice President, Chief Legal Officer and Chief Compliance Officer of CDI. He has been the Company’s Senior Vice President since 1987, the Chief Compliance Officer since October 2005 and the Chief Legal Officer since March 2009. He was the General Counsel of the Company from 1978 until March 2009.

Former Executive Officer

Cecilia J. Venglarik, age 60, was CDI’s Senior Vice President, Human Resources from September 2001 until September 2009.

This Proxy Statement contains extensive information regarding the 2009 compensation earned by Roger Ballou, Mark Kerschner, Brian Short, Joseph Seiders and Cecilia Venglarik, who are sometimes referred to in this Proxy Statement as the “Named Executive Officers” or “NEOs” or “executives”.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Executive Summary

CDI’s compensation program is designed to motivate our executives to deliver increased shareholder value and balance short-term and long-term performance, and to reward them for doing so. We measure increases in shareholder value principally through: (1) CDI’s ability to generate strong and growing levels of profit; and (2) the returns realized by our shareholders through increases in the market price of our stock and through the payment of dividends on our stock.

A significant portion of CDI’s executive compensation is in the form of equity, the value of which is dependent upon the future value of CDI stock. In addition, we require our executives to own a significant amount of CDI stock, so that their net worth will be meaningfully affected by changes in the market price of our stock. This helps to align the financial interests of our executives with the financial interests of our other shareholders.

By making a substantial portion of our executives’ total compensation dependent on these measures of shareholder value, we intend to put a large part of their compensation at-risk and dependent upon their delivery of increased shareholder value. When, as in 2009, the company’s financial performance is well below our targets, the compensation received by our executives falls well below the target levels.

CDI also seeks to provide a competitive level of total compensation so that we can attract and retain well-qualified executives who can achieve our objective of improving shareholder value over the long term. To do this, we attempt to structure our compensation packages so that, if a target level of performance is achieved, they are around the median of compensation for executives of companies of similar size to ours, with whom we compete for executive talent.

The table below provides a summary of the components of CDI’s executive compensation program for 2009, including the objectives of each component, and illustrates that the components are generally tied (directly or indirectly) to either company or individual performance, in ways that we believe serve to enhance shareholder value. In designing our executive compensation program, the Compensation Committee (which is referred to simply as the Committee in this CD&A) seeks to balance (a) cash and non-cash compensation, (b) compensation that is fixed and compensation that is contingent on performance, and (c) for contingent compensation, payouts that are based on the company’s short-term performance and payouts based on long-term performance. More information and analysis regarding each of these components is contained below in this CD&A.

Component of CDI’s Executive Compensation Program	Key Features	Performance Relationship	Principal Purpose(s)
Base Salary	Fixed cash payments	Salary levels are based in part on past performance by the particular executive	Attract and retain executives; reward executives for level of responsibility, experience and sustained individual performance; provide income certainty for executives
Cash (Non-Equity) Incentive	Annual incentive program, paid in cash, with a portion deferred into the SPP (see the next row)	Based on CDI’s financial performance (direct margin dollars and pre-tax profits), and to a lesser extent on achievement of individual objectives	Motivate executives to achieve short-term (one year) business goals; when combined with salary, provide roughly median cash compensation paid by comparable companies, in order to attract and retain executives
Stock Purchase Plan (SPP)	Deferral (for at least 3 years) of a portion of cash incentive into stock units (25% deferral is mandatory and an additional 25% deferral is voluntary); upon vesting, SPP units convert into shares of CDI stock; company match (1 for every 3 SPP units) made on voluntary deferrals; accrued dividends are payable in additional shares upon vesting	Tied to cash incentive program, so the number of SPP units received depends on CDI’s short-term financial performance and on achievement of individual objectives; value of SPP units depends on the long-term performance of CDI stock	Promote stock ownership by executives, to align with the interests of shareholders
Stock Appreciation Rights (SARs)	Issued at market price on date of grant; typically vest over 5 years and have a 7-year term; SARs are settled (paid) in shares of CDI stock	Value depends on the long-term performance of CDI stock	Align the interests of CDI’s executives with those of shareholders

Component of CDI’s Executive Compensation Program	Key Features	Performance Relationship	Principal Purpose(s)
Time-Vested Deferred Stock (TVDS)	Shares of TVDS are subject to vesting, typically over 5 years; upon vesting, shares of TVDS convert into shares of CDI stock; accrued dividends are payable in additional shares upon vesting	Value depends on the long-term performance of CDI stock	Promote stock ownership by executives, to align with the interests of shareholders; provide an incentive for the executive to remain with CDI
Performance-Contingent Deferred Stock (PCDS)	Opportunity to earn shares for meeting or exceeding annual financial goals; 50% of any PCDS earned vests immediately and 50% vests a year later; upon vesting, shares of PCDS convert into shares of CDI stock; accrued dividends are payable in additional shares upon vesting	Earned based on CDI’s achievement of above target levels of direct margin dollars or, for the CEO, pre-tax profits; value depends on the long-term performance of CDI stock	Motivate executives to achieve short-term (one year) business goals; the delayed vesting of 50% of any PCDS provides a retention incentive
Executive Stock Purchase Opportunity Program	CDI grants 0.4 shares of TVDS for each share of CDI stock purchased by the executive in a short timeframe; shares of TVDS vest over 5 years provided executive retains the underlying shares; generally a one-time opportunity for each executive	Value depends on the long-term performance of CDI stock	Provide executives with an incentive to make a personal investment in CDI stock; promote stock ownership and align the interests of executives with the interests of shareholders
Perquisites (perks)	The perks provided to CDI executives are very limited	Not based on performance	Provide a minimum competitive level of perks which, while they provide some personal benefit to the executive, are often related to his or her job and are a component of a competitive compensation package
Deferred Compensation Plan and Retirement Benefits	Deferred Compensation Plan is a voluntary program offered to executives, giving them an additional opportunity to defer base salary and cash incentive compensation, but with no company contributions; also a 401(k) savings plan, with a company match that was suspended in 2009	Tied to salary (which is based in part on past performance by an executive) and to the cash incentive program (which is based on CDI’s short-term financial performance and on achievement of individual objectives)	Attract and retain executives by providing a competitive opportunity for executives to save for retirement and achieve deferral of taxes, at minimal cost to the company
Severance and Other Post-Employment Compensation	Continued payment of base salary (and continued insurance coverage) for up to one year following termination by CDI without cause (or until executive finds new employment); CEO can receive severance and additional compensation upon a change in control (with a “double trigger”, as described on pages 51-52)	Not based on performance	Attract and retain executives by providing competitive severance and other post-employment compensation; executive must sign a noncompete and a release and waiver of claims for the benefit of CDI as a condition to obtaining these benefits; possible payout to CEO following a change in control of CDI is designed to maintain his continued employment and dedication in those special circumstances

CDI faced difficult economic conditions in 2009. The financial targets for our non-equity incentive compensation program and our PCDS program were drawn from our 2009 financial plan. That plan, which was developed in late 2008, was based on assumptions regarding the U.S. and global economy and the timing and strength of a business recovery which proved to be incorrect. Consequently, CDI’s 2009 financial results were substantially below the targeted levels, which in turn resulted in no PCDS being earned by the executives in 2009 and only a small fraction of the targeted non-equity incentive compensation being awarded (all of which related to the achievement of individual objectives rather than company financial objectives).

CDI’s stock price remains substantially below the levels in mid-2008, prior to the market downturn. As a result, most of the SARs and stock options held by our executives are underwater (meaning the exercise prices exceed the market price of CDI stock) and the value of the executives’ common stock, TVDS, PCDS and SPP units has declined. These consequences demonstrate that CDI’s executive compensation program is fundamentally a pay-for-performance system and that, when the company’s shareholders experience a significant decline in our stock price, the company’s executives also experience a significant decline in the value of their compensation.

The company took a number of steps in 2009 in response to the difficult economic conditions that confronted the company. The company reduced the salaries of all staff employees (including the executives) by 2.5% beginning in March, suspended the company’s matching contributions to CDI’s 401(k) plan, reduced the CEO’s opportunity to earn PCDS in 2009 and reset the performance target to earn those shares to coincide with CDI’s financial plan. The company also adjusted the type of financial metrics used in the non-equity incentive compensation program and in the PCDS program to encourage direct margin and profit growth in a very challenging business environment.

Benchmarking and Competitive Compensation

Our objective is that, when the company achieves its target level of performance, the total cash compensation and the total equity compensation earned by our executives will each approximate the median level (50th percentile) of such elements at comparable companies. We regard compensation that is within a band of 20% above or below the median level to be approximately at the median level. To determine what comparable companies are paying their executives, the Committee has previously retained HayGroup, an independent outside compensation consulting firm, to do periodic studies. HayGroup reported directly to the Committee and did not work for CDI’s management. HayGroup performed no services for the company in 2009.

The most recent study of executive compensation was done by HayGroup in 2008 and was delivered to the Committee in October of that year. In that study, HayGroup evaluated median compensation for two of the NEOs (Mr. Seiders and Ms. Venglarik) and for most of the other members of CDI’s senior management group. The compensation for the CEO and the CFO was not addressed in the 2008 study because HayGroup had evaluated CFO compensation in a 2007 report and because earlier HayGroup data had been reviewed by the Committee in 2007 when it negotiated the compensation terms in the CEO’s most recent employment agreement (which became effective on January 1, 2008).

In its 2008 study, HayGroup looked at the proxy statements filed by peer group companies which are in the same businesses as CDI, but concluded that there was an insufficient number of named executive officers having the same or similar positions as Mr. Seiders or Ms. Venglarik in those proxy statements to provide a meaningful comparison. HayGroup therefore focused on a group of over 600 organizations in its own database to determine the market level of compensation for those two executive positions. Those organizations were in many different industries and sectors, but they all were in a size range of $500 million to $2 billion. The Committee believes that organizations of this size provide a good basis for CDI to benchmark the compensation provided to our executives because (a) CDI has been roughly in the middle of this size range (with annual revenue between $1.1 billion and $1.2 billion from 2006 to 2008, dropping to approximately $900 million in 2009) and (b) the nature of the positions held by our NEOs (CEO, CFO, chief administrative officer, head of HR, general counsel and chief legal officer) means that CDI would likely compete with organizations of a similar size in attracting and retaining talented executives in those roles. The 2007 HayGroup study of Mr. Kerschner’s compensation was also based on a comparison to the compensation received by the CFOs of hundreds of organizations in CDI’s size range from HayGroup’s database.

When it negotiated the compensation terms in Mr. Ballou’s current employment agreement in late 2007, the Committee looked at the results of a HayGroup study delivered in February 2006 which assessed compensation levels received by CEOs and other executives at comparable companies. The 2006 report examined the proxy statements of the nineteen peer group companies that are listed below. HayGroup used sixteen of the seventeen companies that constituted CDI’s peer group index in the stock performance graph which appeared in CDI’s 2005 proxy statement. Those peer group companies represent a mix of companies of varying sizes that mirror the businesses in which CDI engages. HayGroup eliminated one company (Adecco, S.A.) from CDI’s proxy statement peer group because that company was based overseas and was not viewed as a good comparison for executive compensation purposes. HayGroup added three companies for its proxy statement compensation analysis – Ceridian Corporation, Covance Inc. and TeleTech Holdings, Inc. Below is the list of peer group companies that HayGroup analyzed in its February 2006 report.

Butler International Inc.	Korn/Ferry International
Ceridian Corporation	Manpower Inc.
CIBER, Inc.	MPS Group, Inc.
Computer Horizons Corp.	Robert Half International Inc.
Computer Task Group Inc.	The Shaw Group Inc.
Covance Inc.	Spherion Corporation
Heidrick & Struggles International	TeleTech Holdings, Inc.
Jacobs Engineering Group, Inc.	Tetra Tech, Inc.
Keane Inc.	Volt Information Sciences, Inc.
Kelly Services, Inc.

HayGroup examined the compensation paid to the CEO and to the highest paid executive of each of those peer group companies, as set forth in their proxy statements. The February 2006 report also examined the compensation paid to the CEOs of over 350 companies in the $500 million to $2 billion size range in various industries and sectors (from HayGroup’s database). The results from HayGroup’s database largely confirmed the peer group data. In using the information from HayGroup’s February 2006 report when it determined Mr. Ballou’s compensation arrangements in his current employment agreement, the Committee increased the median competitive CEO numbers in the report to account for inflation during the period from the year in which the compensation analyzed in the report was paid and the years covered by Mr. Ballou’s new employment agreement. Mr. Ballou’s salary was increased by 9% (from a rate of $687,500 per year to a rate of $750,000 per year) as of January 1, 2008 because the Committee believed, based on the HayGroup report, that his salary had fallen below the market median level for CEOs at comparable companies.

Each year, when setting compensation levels for the NEOs other than the CEO, the Committee, in addition to reviewing executive compensation against the benchmark data from the HayGroup studies, also solicits input from the CEO regarding internal pay equity considerations and his recommendations regarding the compensation levels for those executives who report to him.

Based on the benchmarking studies done by HayGroup, the Committee believes that the target compensation for CDI’s executives is at approximately the median level for similar executives at comparably-sized organizations. The Committee recognizes, however, that when CDI’s performance falls below targeted levels of performance (which has been the case in recent years, with the exception of 2007), the actual compensation received by CDI’s executives may be significantly below the market median. This is a natural consequence of our pay-for-performance philosophy. The Committee plans to engage an independent outside compensation consulting firm in 2010 to perform a new executive compensation study.

The Principal Components of CDI’s Executive Compensation Program

Base Salary

Salary represents the fixed element of an executive’s annual cash compensation. We base the salary for each executive on that person’s position, scope of responsibilities, experience and past performance and we also compare each executive’s salary with the salaries of other members of CDI’s senior management team to insure that those employees in higher positions with greater responsibilities and more experience receive higher base salaries than others. In addition, since we believe it is necessary to pay a competitive salary in order to attract and retain well-qualified executives, we pay base salaries which are at roughly the market median level (50th percentile) paid to comparable executives at comparable companies. Based on the HayGroup studies discussed above, we believe our base salaries for executives are in the range of the market median.

The base salaries of the NEOs for 2009 are set forth in the Summary Compensation Table on page 42. In March 2009, in an effort to reduce costs in the face of a difficult economic environment, CDI reduced the base salaries of all executives (along with all staff employees) by 2.5%. Mr. Short’s salary when he started at CDI was at an annual rate of $295,000, which was the result of negotiations between Mr. Short and the Company and which the Company determined to be at roughly the market median level paid to General Counsel at comparable companies as indicated in the HayGroup 2008 study. In recognition of the additional responsibilities given to Mr. Short in September 2009 upon assuming the duties of the former Senior Vice President of Human Resources, Mr. Short’s salary was increased to an annual rate of $315,000 at that time. In February 2010, Mr. Short’s salary was increased to an annual rate of $335,000 based on internal pay equity considerations, after a review of his salary and responsibilities compared with other executives and members of CDI’s senior management team. Except for these salary increases for Mr. Short, none of the NEOs has received a salary increase since 2008. Holding the line on fixed compensation is part of a wider program of cost-containment measures at CDI in response to a downturn in business. We believe that these cost-cutting measures will contribute to the long-term financial strength of CDI.

Cash Incentive Compensation Program

In addition to receiving a base salary, the NEOs participate in an annual incentive compensation program under which they can earn additional cash compensation depending on the company’s financial performance during the year and on their achievement of individual performance objectives. The cash incentive compensation program is designed mainly to reward short-term (one year) business results whereas the equity awards are tied to long-term stock price appreciation.

Under our cash incentive compensation program, a percentage of each executive’s salary is established as the target incentive compensation payout amount for that executive. The executive would be paid this target amount for 100% achievement of the executive’s incentive compensation goals. In choosing the percentage of an executive’s salary for his or her target payout amount, we generally set higher percentages for executives at higher levels in the organization and for positions which have a greater impact on the company’s financial results. Accordingly, these executives have a greater percentage of their total cash compensation at risk but also are given greater potential rewards under the cash incentive compensation program. Consistent with these principles, our CEO has the highest target payout percentage among the NEOs (at 80%), followed by our CFO and our Chief Administrative Officer (50%) and then the other NEOs (45%). Based on these target payout percentages, the target cash incentive awards to the NEOs in 2009 were: $600,000 for Mr. Ballou; $167,500 for Mr. Kerschner; $108,208 for Mr. Short (reduced to reflect his start date in March 2009); $132,300 for Mr. Seiders; and $123,750 for Ms. Venglarik (subsequently reduced to $89,846 to reflect the end of her executive responsibilities in September 2009).

Our 2009 cash incentive compensation program was designed to reward executives for achievement of CDI financial objectives and for achievement of individual objectives that were tailored to each executive’s role and responsibilities. The following table shows the relative weights given to the various elements of our cash incentive compensation program for the NEOs in 2009:

Elements of Cash Incentive Compensation Program	Weighting
CDI Direct Margin Dollars	38%
CDI Pre-Tax Profits	37%
Individual Objectives	25%

Total	100%

Under CDI’s cash incentive compensation program, the Committee can increase or decrease the amounts to be paid to executives (except that no increase will be made in the case of a NEO for whom CDI expects the deductibility limitations of Section 162(m) of the Internal Revenue Code to apply in a given year). The Committee believes that this discretion is important in order to (a) take into account unexpected events that may occur after the incentive compensation criteria are set which could otherwise result in payouts that are too high or too low under the circumstances, (b) recognize unique or special accomplishments by executives during a given year, (c) take into consideration market changes in executive compensation, (d) discourage executives from taking unnecessary or excessive risks to achieve performance goals, and (e) otherwise carry out the broad objectives of the compensation program. As explained below, in 2009 the Committee used this discretion to reduce the incentive compensation payouts to the executives in connection with their individual objectives.

Portion of Cash Incentive Compensation Based on CDI Financial Results

Under the 2009 cash incentive compensation program, 75% of each executive’s target incentive was based on the company’s achievement of its financial targets. The Committee chose direct margin dollars (DM$) and pre-tax profits (PTP) as the financial measures for the 2009 program, with the two measures given approximately equal weight. DM$ was selected to encourage management to maintain and grow higher-margin business during the economic downturn, when overall revenue growth was expected to be difficult to achieve. PTP was selected to make sure that management focused on cost containment during the recession and because we believe PTP has a more direct impact on shareholder value.

To earn the target level of cash incentive compensation for 2009 based on DM$ and PTP, the company needed to hit the target levels of DM$ and PTP in CDI’s 2009 financial plan. The financial plan is developed by management, and reviewed and approved by the Finance Committee, which in turn recommends it for final approval by the Board. The specific financial targets for a given year depend on a number of factors, including where CDI is in its business cycle and the size and strength of the pipeline of business with which CDI enters the year. We believe that if CDI consistently attains or exceeds its target levels of DM$ and PTP, shareholder value will increase over the long term.

Our targets are intended to be realistic and achievable when they are established. We believe that if financial targets are not attainable, the compensation program will lose the motivational effect it was designed to achieve and payouts will lag behind competitive market levels. CDI’s 2009 financial plan and its financial targets were approved by the Board in late 2008. While it became clear fairly early in 2009 that the company was unlikely to reach the plan targets, the Committee decided not to reduce the targets for purposes of the management cash incentive compensation program. The Committee believes that such a step could undermine the integrity of the program, and is similarly not inclined to raise incentive plan targets in a year where it appears that the targets may have become fairly easy to achieve. The Finance Committee and the Board approve the annual financial plan for CDI which they believe is appropriate based on all of the information available to them shortly before the beginning of the year. CDI management is expected to live by the financial targets set forth in the annual plan for purposes of their incentive compensation.

Under our cash incentive compensation program, we establish a payout scale for each financial measure above and below the target. Each scale sets a threshold level of performance (below which no cash incentive compensation would be earned) and a maximum level of performance (above which no additional incentive compensation could be earned). In recent years, the scales have been designed so that there is a significant fall-off in compensation for performance which is below target and a significant ramp-up in compensation for performance which exceeds the target. For 2009, the payout scales required a threshold achievement of 90% of target DM$ and 80% of target PTP, for which a 50% payout would have been made. If performance reached the maximum level (more than 110% of target DM$ and more than 115% of target PTP), executives could earn a maximum 200% of their target payout. However, in order to earn more than the target payout for DM$, the company’s PTP target must have been met or exceeded. This ensures that significant growth in DM$ is not achieved without maintaining significant levels of profits, which requires management to sustain effective controls on overhead expenses.

The following table provides basic information about the payout levels established for CDI’s 2009 cash incentive compensation program.

	Direct Margin Dollars (DM$)			Pre-Tax Profits (PTP)
Payout Level	Achievement Needed (in millions)	% of Target	Payout as a % of Target Payout	Achievement Needed (in millions)	% of Target	Payout as a % of Target Payout
Threshold level	$190.0	90%	50%	$20.6	80%	50%
Target level	$211.1	100%	100%	$25.7	100%	100%
Maximum level	$232.2	110%	200%	$29.6	115%	200%

The actual DM$ achieved by CDI for 2009 was $176.6 million, which represented 83.8% of the target level of $211.1 million. The actual PTP was a loss of $19.4 million, as compared to the target level of $25.7 million. This resulted in no payout to the NEOs in connection with the portion of cash incentive compensation based on financial measures.

The following chart, which shows the achievement of financial measures over the past four years, illustrates the sensitivity of our incentive compensation to the company’s financial results and the leverage built into our program. It also provides a stark demonstration that our program works as designed, with cash incentive compensation being truly an at-risk element, with executives earning little or no incentive compensation when the company’s performance targets are not met.

Year	% of Financial Target(s) Achieved by CDI		Payout as a % of Target Payout
2009	N/M	(1)	0%
2008	65.8%		0%
2007	138.8%		200%	(2)
2006	90.4%		65%

(1)	The percentage is not meaningful in 2009 because, with regard to one of the metrics used (PTP), the actual result was negative, as compared to a positive target number.

(2)	Excludes the effect of the cap on the CEO’s total cash incentive compensation, as explained below.

Under the terms of Mr. Ballou’s employment agreement, his cash incentive compensation is capped at 120% of his salary. This cap came into play in 2007. This cap originated in Mr. Ballou’s 2001 employment agreement as the Committee intended to put reasonable limits on CEO cash compensation.

For 2010, the Committee has decided to keep DM$ as a performance goal but to replace PTP with earnings per share (EPS) and to give greater weight to the EPS component of the cash incentive program (representing 52% of the total cash incentive opportunity). The Committee concluded that EPS growth would have the most direct impact on increasing shareholder value, particularly in a recovering economy. The Committee also lowered the threshold percentage of target achievement that would be necessary to earn any incentive compensation in 2010, but to keep the program in balance, it also lowered the maximum payout as a percentage of the target payout. The Committee concluded that in recent years the performance levels needed to earn any cash incentive compensation had been too close to the target levels of performance (in the 90% range), which reduced the incentive value of the program during a year in which it becomes increasingly clear that targets are unlikely to be attained. The somewhat lower threshold is also in recognition of the significant uncertainty regarding the timing and pace of the economic recovery in 2010, which makes the setting of targets particularly challenging. Based on our review of proxy statements of various peer and other companies and published studies by compensation consultants, we confirmed our belief that the adjustment in the payout scales for 2010 makes our cash incentive compensation more competitive and more in line with industry practice.

Portion of Cash Incentive Compensation Based on Individual Objectives

We include individual objectives as a component of our cash incentive compensation program for executives because we believe that there are certain strategic objectives that each executive should be responsible for achieving in a given year. We generally establish the personal objectives for each executive around the time that we prepare our annual financial plan. These personal objectives often reflect longer-term goals that may not have a significant effect on CDI’s financial results in the year in which they are performed but are expected to promote future shareholder value. No specific weightings are assigned to an executive’s individual objectives, and assessments of an executive’s achievement are made on a holistic and non-formulaic basis.

Key individual objectives for our CEO in 2009 were for CDI to meet its financial plan, to ensure progress on the company’s strategic plan, to lower the company’s indirect cost base and improve productivity, and to lead a talent management and succession planning process with involvement by the Board. These objectives were designed to focus the CEO on what the Committee agreed should be his top priorities, with an emphasis on activities which will increase shareholder value.

The following table provides examples of 2009 individual objectives that were established for the other NEOs.

Name of Executive	Position	2009 Individual Objectives
Mark Kerschner	Executive Vice President and Chief Financial Officer	Reduce administrative costs and evaluate and improve back office processes; Increase integration of the finance function with operating units
Brian Short	Senior Vice President, Chief Administrative Officer and General Counsel	Restructure the corporate Human Resources Department; Prepare and implement a new acquisition process
Joseph Seiders	Senior Vice President, Chief Legal Officer and Chief Compliance Officer	Continue focus on CDI’s compliance program, including its Code of Conduct and related conduct policies, and increase education and training regarding the compliance program
Cecilia Venglarik	Senior Vice President, Human Resources (until September 2009)	Reduce staff turnover through training programs, management coaching, an improved performance evaluation process and additional non-monetary rewards programs

In early 2010, the Committee determined that, in view of the company’s disappointing financial performance in 2009, any cash incentive compensation to the CEO relating to his individual objectives for 2009 would be modest, regardless of the CEO’s level of achievement with respect to those objectives. Accordingly, applying the discretion it has under our cash incentive program, the Committee awarded $37,500 to the CEO. While this amount represents 25% of the target payout relating to his individual objectives (and 6.25% of his total target payout of cash incentive compensation), no precise determination was made regarding the exact percentage of the objectives that the CEO achieved. However, the Committee believes that the CEO’s performance against his 2009 individual objectives was well above 25%.

The CEO typically assesses the performance by the other NEOs of their individual objectives and recommends achievement percentages to the Committee, which evaluates these recommendations and either accepts or revises them, and then approves them. The determination of the 2009 incentive compensation to the other NEOs relating to their individual objectives was similar to that for the CEO, as described above. Due mainly to CDI’s disappointing financial performance in 2009, the CEO recommended, and the Committee agreed to, the following payouts with respect to the individual objectives component of the cash incentive program: $10,000 to Mr. Kerschner and Mr. Seiders, and approximately $18,000 to Mr. Short. The higher payout to Mr. Short was in recognition of his successful assumption of additional responsibilities after Ms. Venglarik departed. No payout was made to Ms. Venglarik, reflecting the termination of her executive duties during the year. These payouts represent the following percentages of the executives’ target payouts with respect to their individual objectives: 24% to Mr. Kerschner, 30% to Mr. Seiders, and 65% to Mr. Short. While no precise determination was made regarding the exact percentage of the objectives that the executives had achieved in 2009, the Committee and the CEO believe that the overall performance of these executives against their objectives was well above the payout percentages

We believe that the 2009 reductions in the incentive compensation payouts to our executives in a year when the company’s financial performance was well below prior year levels are in keeping with CDI’s pay-for-performance philosophy.

Summary of Cash Incentive Compensation Earned in 2009

The following table shows what was earned by each NEO under the company’s cash incentive compensation program, as a percentage of the target payout.

Name of Executive	Target Amount	Actual Amount Earned	Percentage of Target Earned
Roger Ballou	$600,000	$37,500	6.25%
Mark Kerschner	$167,500	$10,000	6.00%
Brian Short	$108,208	$17,584	16.25%
Joseph Seiders	$132,300	$10,000	7.60%
Cecilia Venglarik	$ 89,846	$ 0	0%

Equity Compensation

We believe that ownership of CDI stock by our executives creates an important link between the financial interests of those executives and the interests of our other shareholders. Accordingly, we regard the stock-based elements of the executive compensation program as essential to the program’s effectiveness. During the first quarter of each year, we grant equity awards to our executives under the 2004 CDI Corp. Omnibus Stock Plan (the “Omnibus Plan”). These awards generally consist of a combination of the following: stock-settled Stock Appreciation Rights (SARs), Time-Vested Deferred Stock (TVDS) and Performance-Contingent Deferred Stock (PCDS).

PCDS, which vests only if CDI meets a financial target, is a part of our standard executive compensation package because it directly ties equity awards to company performance. TVDS, which generally vests over a five-year period, was specifically designed to promote employee retention. Another reason that deferred stock (both TVDS and PCDS) was chosen to be a component of the equity compensation for CDI’s executives (rather than just SARs or stock options) is that fewer shares of deferred stock need to be awarded, as compared to SARs or stock options, to provide the equivalent economic value to a recipient, thereby also reducing the company’s share dilution. In addition, deferred stock assists executives in meeting their stock ownership requirements, which are described below. The Committee believes that CDI’s standard package of SARs, TVDS and PCDS provides the executives and the company with an appropriate balance of rewards and risks.

In determining the number of shares to be subject to equity awards for management over time, the Committee considers CDI’s stock “overhang” – the potential dilution the awards would have on the company’s outstanding shares. The Committee defines overhang as the sum of the outstanding equity awards (SARs, stock options, TVDS and PCDS) and the shares reserved for future equity awards under the Omnibus Plan, as a percentage of the sum of the total outstanding shares of CDI stock, the outstanding equity awards and the shares reserved for future equity awards. The Committee’s objective is that the overhang not exceed 13%, which is within recommended guidelines published by executive compensation advisors. Over the past few years, CDI’s overhang has been consistently below that level. In determining the overall amount of equity awards to grant each year, the Committee considers the number of shares available for grant under the Omnibus Plan and the financial expense the company would incur in connection with the awards.

The size of each executive’s equity awards is based on a number of factors. Our goal is to provide executives with total equity compensation at approximately the market median shown in the compensation studies done periodically by HayGroup. The Committee also considers the size of awards given to other members of the senior management team to ensure that higher-level managers and people who have the greatest impact on CDI’s financial results receive proportionally larger equity awards. The Committee has generally not considered previously granted equity awards when structuring the compensation arrangements of the executives because the Committee focuses on the value of a person’s job for the year or years to which a compensation arrangement relates and not on past compensation arrangements. We seek to motivate the future performance of the company’s executives, while previously granted equity awards reflect their past performance.

Our starting point for determining the size of each executive’s annual equity awards (other than for the CEO, whose equity awards are set forth in his employment agreement, as described below) is to establish a target dollar value for each person. This target value is based on a recommendation by the CEO which is either accepted or revised, and then approved, by the Committee. The target value is intended to reflect the relative contribution and importance of the recipient to the company’s business. Then, using a Black-Scholes model, we determine the number of stock options the executive would need to receive in order to obtain that dollar value. (Even though CDI no longer grants stock options, we’ve used option numbers as a step in the process of determining the size of our equity awards since we transitioned to the current equity compensation program.) This number of options is then split into the following three components, which are designed to have roughly equivalent dollar values:

•	SARs (with a ratio of one SAR for each stock option);
•	TVDS (with a ratio of one share of TVDS for every four stock options); and
•	PCDS (with a ratio of one share of PCDS for every two stock options).

This process essentially splits the option equivalent number into three equal pieces and then converts each piece into the respective SARs, TVDS and PCDS awards based on the above ratios. When we determined the relative valuations of the three components, we looked at market data and industry practices. The ratios reflect the fact that the chances of earning PCDS are less certain than earning TVDS and that SARs are more risky than TVDS because SARs only have value if (and to the extent) the company’s share price rises above the exercise price.

The option equivalent numbers for the NEOs (other than the CEO) in 2009 are listed below. The specific equity awards made to each NEO in 2009 are set forth in the Grants of Plan-Based Awards Table on page 45. The option equivalent numbers for Mr. Kerschner, Mr. Seiders and Ms. Venglarik are the same as in the previous two years. Mr. Short, who joined CDI in March 2009, received equity awards of essentially the same size as Mr. Seiders and Ms. Venglarik (reflecting the view that his role and responsibilities were equivalent to those other executives at that time), but the numbers were reduced to reflect the portion of the year that Mr. Short worked for CDI.

Mark Kerschner	30,000 option equivalents
Brian Short	12,000 option equivalents
Joseph Seiders	15,000 option equivalents
Cecilia Venglarik	15,000 option equivalents

We believe that our equity compensation awards not only provide CDI the ability to attract and fairly compensate its executives but also help us to retain our executives. Since SARs and deferred stock typically vest over a period of years, they encourage executives to remain with the company in order for them to realize the full potential value of their equity awards. Our equity awards also provide an additional benefit to our executives since our program provides that, in the case of stock-like instruments such as TVDS and PCDS, upon vesting the holder receives additional shares with a value equal to the accumulated cash dividends paid on CDI stock during the vesting period. This allows the executives to achieve total returns consistent with those of CDI’s shareholders, provided that the executives satisfy the vesting requirements.

Stock Appreciation Rights (SARs)

SARs tie the economic interests of our executives to those of our shareholders since SARs will only deliver actual value to the executives if (and to the extent) the market price of CDI stock increases after the grant date. Our SARs typically have a seven-year term, which rewards executives for long-term growth. In addition, SARs are intended to help retain executives because they cannot be exercised until they vest, with vesting occurring over a five-year period. Our SARs are settled in stock (rather than being paid out in cash) in order to further promote CDI stock ownership by our executives.

The CEO has not been granted SARs, though he holds stock options which were granted under his previous employment agreement. In formulating the CEO’s compensation package in his 2008 employment agreement, the Committee decided not to use SARs due to the short time period between the effective date of the agreement and the date of Mr. Ballou’s possible retirement in March 2011 at the end of the agreement term.

Time-Vested Deferred Stock (TVDS)

Shares of TVDS, which are similar to what some companies call restricted stock units, are earned by an executive over a vesting period, generally 20% per year over five years. Upon vesting, these shares become unrestricted shares of CDI stock. During the vesting period the executive must remain employed by CDI. This serves as a retention tool for the company. Also, TVDS provides an executive with value that is based on the market price of CDI stock, thereby linking the interests of the executive with those of our shareholders. Of the three components of CDI’s equity compensation program (SARs, TVDS and PCDS), TVDS provides the greatest likelihood that an executive will increase his or her ownership interest in the company.

The approach that the Committee and Mr. Ballou took in negotiating the amount of TVDS and PCDS to be granted to Mr. Ballou under his 2008 employment agreement was to establish a Long-Term Incentive (LTI) dollar amount and to divide this LTI amount into awards of TVDS and PCDS. To establish the LTI amount, they examined the HayGroup compensation study described earlier in this CD&A and concluded that for 2008 (the first year of the three-year agreement) the LTI amount should be 150% of Mr. Ballou’s salary, or $1,125,000. They then agreed that 25% of this amount, or $281,250, should be TVDS and 75%, or $843,750, should be PCDS. This would provide the retention incentive that comes from the certainty of TVDS and the performance motivation that comes from PCDS. However, the Committee determined that the performance motivation should become more important as the agreement progresses, while the retention motivation should become less important as Mr. Ballou’s employment term nears its end. Accordingly, the Committee decided to increase the potential PCDS awards in the second and third years of the agreement (2009 and 2010) while holding the TVDS award constant at $281,250 per year. In the next section of this CD&A, we will describe certain changes that have made to the CEO’s 2008 employment agreement affecting his potential PCDS payouts in 2009 and 2010. The shares of TVDS which Mr. Ballou receives have shorter vesting periods than the five years which is typical for other CDI executives, in recognition of the March 2011 expiration date of his employment agreement.

Performance-Contingent Deferred Stock (PCDS)

PCDS provides incentive compensation that can be earned only if an objective financial performance measure, or threshold, is met by CDI in a given year. The metrics for 2009 were PTP for the CEO and DM$ for the other NEOs. DM$ was used for most of the NEOs and other members of the senior management group to promote the development of higher-margin business in a difficult economic year when earnings were likely to be depressed. PTP was used for the CEO pursuant to his employment agreement, which the Committee believed was appropriate since the CEO is the executive most accountable for the company’s earnings.

For the 2009 awards of PCDS to our NEOs other than the CEO, the threshold for earning any shares was DM$ of $211.1 million, corresponding to the target DM$ in CDI’s financial plan, as approved by the Finance Committee and the Board shortly before the beginning of the year. The PCDS program encourages executives to achieve above-target growth and only pays out if CDI performs above target levels. For 2009, the target number of PCDS shares would be earned if DM$ was in the range of $221.1 – $222.0 million. Executives are given the opportunity to earn more than 100% of their target PCDS award, with the maximum number of shares which could be earned for 2009 equal to 200% of the target amount. However, awards in excess of 100% could only be earned if CDI exceeded its net income goal in the 2009 financial plan, requiring that superior levels of DM$ be matched by superior levels of bottom line earnings. The Committee believes that this incentive to potentially earn more than 100% of their PCDS award encourages executives to produce exceptional financial performance and thereby further increase shareholder value. For 2009, the maximum award would be earned if the company’s DM$ hit or exceeded $226.1 million. For 2009, the actual DM$ achieved by CDI was $176.6 million and, accordingly, the executives did not earn any of their PCDS awards.

Under our general PCDS program, any shares that are earned vest 50% at the time they are earned (which would typically be determined in February or March of the year after the performance goal was achieved) and 50% one year later. The executive must be employed by the company at the time shares of PCDS vest in order to receive the stock. This vesting feature is designed to add a retention element to the PCDS awards.

As discussed earlier, the CEO’s opportunity to earn shares of PCDS based on the company’s 2009 financial performance is governed by his employment agreement. In determining the financial performance which CDI needed to achieve in the three years of his current employment agreement, the Committee used the PTP targets in the company’s long-range strategic plan at the time the employment agreement was being negotiated. However, the agreement noted that economic conditions could change dramatically from what was in the long-range strategic plan and therefore provided that PCDS targets could be modified in a given year if approved by the Finance Committee and the Compensation Committee. Pursuant to that provision, the PTP target for the CEO’s 2009 PCDS program was lowered to $25.7 million, coinciding with the company’s PTP target in the 2009 financial plan. The levels of PTP for the threshold and maximum PCDS payouts were modified to maintain the original ratios to the target levels in the employment agreement. Since achievement of the PTP levels in the long-range strategic plan (developed prior to the CEO’s 2008 employment agreement) are no longer realistic as a result of the intervening economic recession, the Committee believed that an adjustment to the 2009 targets was necessary in order for the PCDS to provide a continuing incentive for the CEO.

In the CEO’s 2008 employment agreement, the Committee established the dollar amount of PCDS which Mr. Ballou could earn based on competitive market data, as explained earlier. The equity compensation which the CEO can earn if the company performs at or above target is even more heavily weighted towards PCDS than TVDS than is the case for the other NEOs. This is in keeping with the Committee’s view that higher-ranking executives with greater impact on CDI’s financial results should have more of their compensation at risk and dependent on CDI’s performance. To balance the lowering of the CEO’s PCDS performance target in 2009, the potential PCDS payouts that the CEO could earn were also lowered, in roughly the same proportions.

The following table shows the dollar amounts of the PCDS awards which the CEO could have earned at various levels of performance by CDI in 2009.

	Amount of PTP in 2009	$ Amount of PCDS Earned
Threshold	$23,150,000	$130,931
Target	$25,700,000	$453,112
Maximum	$28,270,000	$1,045,293

Since CDI’s PTP in 2009 was a loss of $19.4 million, which is below the threshold, Mr. Ballou did not earn any shares of PCDS for 2009.

In February 2010, the Committee established the terms of the executives’ PCDS opportunity for 2010. The metric used for the CEO was changed to EPS, which the Committee believes will have a more direct impact on shareholder value than PTP. The metric used for the other NEOs in 2010 will remain DM$. The 2010 performance targets for the CEO and the other NEOs were established based on the company’s 2010 financial plan. As was done in 2009, lower 2010 performance targets for the CEO were balanced by lower potential PCDS payouts for him, so that both the targets and the payouts had been reduced from the levels in his 2008 employment agreement in roughly the same proportions. While the payout scale for the CEO remains in the same proportion as set forth in his employment agreement, the 2010 payout scale for the other NEOs was adjusted downward, to provide both a lower threshold to earn any PCDS and a lower maximum PCDS payout. The Committee concluded that in recent years the performance levels needed to earn any PCDS had been too close to the target levels of performance, which reduced the incentive value of the program during a year when it became increasingly clear that targets were unlikely to be attained. The somewhat lower threshold also reflects the significant uncertainty regarding the timing and pace of the economic recovery, which makes the setting of targets particularly challenging at this time. The Committee believes that this adjustment in the PCDS payout scales for 2010 will make our equity incentive compensation program more competitive and more in line with industry practice.

Personal Benefits and Perquisites (Perks)

Our basic philosophy is that executives should receive a minimal amount of perks in comparison to their total compensation. However, we believe that some perks are part of a competitive executive compensation package and are necessary and appropriate in order to attract and retain highly competent executives. At least once a year, the Committee reviews executives’ benefits and perks as part of its review of tally sheets. But since the benefits and perks represent an insignificant portion of the NEOs’ overall compensation, they do not materially influence the Committee’s decision in setting the total compensation for the executives.

Retirement Benefits and the Deferred Compensation Plan

Our philosophy with respect to retirement benefits is to have a basic tax-qualified retirement savings plan in place – a 401(k) plan – which is available to all employees and to provide a modest company match to encourage participation. CDI’s financial performance affects the amount of the matching contribution which the company makes for each employee. For 2008, up to $1,000 was matched for each corporate staff employee, but the match was suspended for 2009, to reduce costs in light of the difficult economic environment facing the company last year. The 401(k) plan provides CDI’s employees with a savings program in which each employee can control how his or her savings are invested.

Federal tax rules impose a limit on employee contributions to a 401(k) plan (that limit was $16,500 in 2009, though participants over the age of 50 can contribute more) and, due to IRS nondiscrimination testing required of such plans, a lower limit typically applies to highly-compensated employees such as the NEOs. For this reason, we have also established a nonqualified Deferred Compensation Plan for our highly-compensated employees. This is a voluntary program under which the company does not make any contributions. It allows highly compensated employees who can’t contribute the maximum allowable amount to their 401(k) plan account because of IRS limitations to save for retirement in a tax-effective way at minimal cost to the company. Additional information regarding the Deferred Compensation Plan can be found beginning on page 50 in connection with the Nonqualified Deferred Compensation Table for 2009. We believe that the Deferred Compensation Plan is an important element of a competitive compensation package for CDI’s executives.

Severance and Post-Employment Compensation

We seek to provide a generally competitive severance benefit to our senior management personnel, including the NEOs. We have adopted a severance policy which, in recognition of our senior managers’ past service to CDI, is intended to assist them in transition from employment by CDI when that employment is terminated by the com-

pany without cause. Under this policy, the severance payout periods are longer (and the total payments are generally greater) for the highest level managers such as our executive officers, since we believe that it usually takes longer for those people to find a new job. All of our executive officers are eligible for up to one year of base salary continuation under this policy. If the executive finds new employment in less than a year, the salary continuation payments cease at the time that the new employment begins. In order to receive the benefits of this program, executives must sign a release and waiver of claims against CDI and agree not to compete with CDI or solicit its customers or employees during the severance period. Additional details regarding the post-termination benefits that our executives can receive can be found in the section “Potential Payments upon Termination of Employment or Change in Control” beginning on page 51.

In structuring a severance program, the Committee does not consider an executive’s accumulated wealth because the Committee does not believe it has adequate insight into an executive’s overall individual financial condition and it believes that a severance program such as that offered by the company is needed to remain competitive in the market for executive talent.

Pursuant to this severance policy, Ms. Venglarik will receive up to one year of payments in an amount equal to her base salary. These payments began in March 2010, when her employment with CDI ended. Between September 2009, when her executive responsibilities ended, and March 2010, Ms. Venglarik was paid at a rate equal to 50% of her previous base salary, to reflect the expectation that the time she would be available to assist in the transition of her responsibilities would be approximately 50% of a full-time position. As required under our severance policy, Ms. Venglarik has signed a release and waiver of claims against CDI and agreed not to compete with CDI or solicit its customers or employees during the severance period.

Our CEO’s severance arrangement was negotiated as part of his employment agreement. His basic salary continuation period of up to one year is consistent with that which applies to other top executives under CDI’s severance policy. A summary of additional post-employment terms in Mr. Ballou’s employment agreement and an estimate of the potential benefits to him can be found starting on page 51, in the section entitled “Potential Payments Upon Termination of Employment or Change in Control”. The provision in his employment agreement relating to a change in control contains a “double trigger” so that just the occurrence of a change in control would not result in a payout. Another event, such as the termination of Mr. Ballou’s employment by the company without cause or Mr. Ballou’s resignation following a change in his position or duties or a change in the geographic location of his office, must also take place. The use of a double trigger is consistent with what we believe is the basic purpose of providing post-employment compensation, which is to provide an executive with a guaranteed level of financial protection upon the actual loss of employment. The Committee believes that the severance and change in control arrangements for Mr. Ballou are an important part of overall compensation for our CEO because they help to secure his continued employment and dedication, notwithstanding any concern that he might have regarding his own employment status, prior to or following a potential major transaction or change in control. The Committee also believes that these arrangements are important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar agreements in place for their CEOs.

Other Important Programs, Policies and Factors Affecting Executive Compensation

Stock Purchase Plan (SPP)

Under the SPP, 25% of the cash incentive compensation earned by a NEO is automatically deferred and converted into SPP units (based on the market price of CDI stock on the date that the cash incentive compensation is approved by the Committee). The executive can voluntarily elect to defer and convert up to an additional 25% of his or her cash incentive compensation into SPP units. The company makes a matching contribution of one unit for every three units acquired by the executive through these voluntary deferrals. Upon vesting, the executive receives one share of CDI stock for each SPP unit. The vesting period is selected by the executive, but must be at least three years and cannot be longer than ten years.

The SPP promotes stock ownership by executives and, in doing so, aligns the interests of the executives with the interests of CDI’s shareholders. Since the value of the SPP units is based on CDI’s share price, this program provides executives with additional incentives to increase CDI’s market value over time. The company match feature encourages the executives to voluntarily participate in the SPP beyond the required automatic deferral.

Upon vesting, the executive receives additional shares of CDI stock having a value equal to the accumulated dividends paid by CDI on its stock during the vesting period, which serves to put the executive in the same position as CDI’s shareholders in terms of the total returns on their investment in CDI. The SPP also assists executives in reaching their share ownership requirements, which are described below. In addition, the SPP provides a retention incentive, particularly with regard to the company match since those units are forfeited if the executive resigns before they vest.

During 2009, the Committee modified the SPP so that an executive will not be required to defer a portion of the person’s cash incentive compensation if the executive has already satisfied CDI’s stock ownership requirements. This change, which will be effective for any cash incentive compensation earned for 2010, was made because the Committee concluded that once an executive has achieved the required levels of CDI stock ownership, there was no longer the need to force the executive to be paid in additional equity. The company match will, however, continue to provide an incentive to such executives to continue to voluntarily defer up to 25% of cash incentive compensation into SPP units.

Stock Ownership Requirements

The company maintains stock ownership requirements to advance the objective of linking the interests of our senior management team with those of our shareholders. By establishing significant minimum levels of CDI stock ownership, we seek to ensure that executives will have a substantial ongoing equity stake in the company. As a result, executives have a strong personal incentive to make decisions that will improve the value of CDI stock over time. Under our stock ownership policy, the amount of stock required to be owned generally increases with the person’s position, level of responsibility and compensation. For a description of this policy as it applies to our NEOs, see pages 18-19. The policy contains serious consequences for violations, which encourages compliance and emphasizes the importance that CDI places on equity ownership by its senior management team.

The Committee monitors the progress of the executives in achieving their required stock ownership levels. The Committee most recently looked at this in October 2009. At that time, all of the executive officers had substantially exceeded their stock ownership requirements, except for Mr. Short, who had just joined the company earlier in the year and is therefore not yet subject to these requirements.

Executive Stock Purchase Opportunity Program

The Executive Stock Purchase Opportunity Program is designed to offer executives an incentive to make a personal financial investment in the future success of CDI, in order to further tie their interests to the company’s shareholders. The NEOs covered by this program have stock ownership requirements of at least two times their base salary, and this program has assisted eligible participants in meeting those requirements.

Under this program, which is typically a one-time opportunity for each executive, for every share of CDI stock that the executive purchases within a specified 20-day period, the company grants 0.4 shares of TVDS, which vest at the rate of 20% per year over five years so long as all of the underlying purchased shares are retained by the executive.

The TVDS is forfeited if the executive resigns or is terminated for cause prior to vesting. Executives at higher levels and with greater impact on the company’s financial performance are eligible to purchase more shares under this program. When Mr. Short joined CDI in March 2009, he was given the opportunity to participate in this program and he purchased shares under the program.

Timing and Pricing of Equity Awards

Equity awards to executives are generally made once a year. Committee policy provides that the Committee will meet to approve the annual awards to the NEOs on the third business day following the issuance of the company’s earnings release for the previous year. The exercise price of SARs and the per share value of TVDS and PCDS awards equals the closing market price of CDI stock on the award date. We schedule the grants of our annual equity awards to take place shortly after the release of our annual earnings so that this information is reflected in CDI’s stock price at the time of the awards. In March 2009, the grants were delayed until the third business day following the filing of CDI’s Form 10-K for 2008, because the company was in a blackout period for trading until that time. The exercise price of SARs and the per share value of the TVDS and PCDS awards in March 2009 equaled the closing market price of CDI on the grant date, consistent with the Committee’s policy.

Between the times of the annual grants, equity awards are sometimes made in the event of a significant new hire or a significant promotion. In order to allow the company to react quickly, the authority to grant awards in these situations has been delegated by the Committee. For high-level managers who report directly to the CEO and may receive larger awards, the awards are typically recommended by the CEO and approved by the Chairman of the Committee, with notice given to the other members of the Committee. For lower-level managers who typically receive smaller awards, the CEO has been delegated authority by the Committee to approve awards that adhere to the Committee’s guidelines and are consistent with past practice in size and type. For new hires, the award date is the recipient’s first day of employment. In the case of significant promotions, the award date is on or around the time of the recipient’s promotion. However, an award date may not be earlier than the date on which the grant was approved. In all cases, the exercise price of SARs and the per share value of deferred stock is the closing price of CDI stock on the date of the award.

Our practices regarding the timing and pricing of equity awards are the same for executives as they are for awards made to other employees. Our policies and procedures applicable to the timing of equity awards are designed to provide assurances that grant timing is not being manipulated to result in a price that is more favorable to employees. Additionally, all awards made by the Committee must occur only at meetings of the Committee (including telephonic meetings) and may not occur through action by written consent.

Effect of Executive Compensation Program on Risk

The Committee believes that although a substantial portion of the compensation provided to our NEOs is performance-based, our executive compensation programs do not encourage excessive and unnecessary risk taking. Among the reasons for this belief are the following:

•	The executives’ base salaries provide a fixed element of compensation at levels which the Committee considers sufficient not to encourage undue risk taking.

•	Under our cash incentive compensation program, the Committee retains the discretion to reduce or withhold compensation if the Committee determines an executive has caused CDI to incur excessive risk.

•

The design of our compensation programs encourages CDI’s executives to remain focused on both the short- and long-term operational and financial goals of the company, with substantial value based on the long-term performance of CDI. For example, SARs and TVDS awards vest 20% each year over five years, which encourages executives to focus on sustained stock price appreciation.

•	Stock ownership requirements ensure that executives maintain a significant level of CDI stock ownership, providing considerable motivation for them to take into account CDI’s long-term interests.

•	Our incentive awards depend on performance against a mix of financial and non-financial goals, to avoid excessive weight on a single performance measure.

•	Caps are in place for all incentive compensation programs.

To further reduce CDI’s compensation-related risks, in 2009 the Committee adopted a new policy under which the company can cancel and recoup (or “claw back”) from any employee in the CDI organization any incentive compensation or equity awards that were based on incorrect information, whether the error in the information occurred as a result of oversight, negligence or intentional misconduct (including fraud). The Committee will have the discretion to treat employees who received an award based on incorrect information differently depending on an employee’s degree of involvement in causing the error, an employee’s assistance in discovering and/or correcting the error, and any other facts that the Committee determines to be relevant.

Impact of Tax Deductibility Limitations and Other Tax Considerations on Compensation Design and Decisions

Deductibility of Compensation Under Section 162(m)

The Committee evaluates the impact of Section 162(m) of the Internal Revenue Code, which limits the deductibility by the company of certain compensation in excess of $1 million per year that is paid to each NEO. The Section 162(m) regulations provide an exemption for “qualified performance-based compensation”. Over the years, the Committee has sought to ensure that CDI’s equity compensation plans satisfy the requirements for a “performance-based” plan under the Section 162(m) regulations so that any compensation to executive officers under those plans would be exempt from the deductibility limitation. Consistent with these efforts to preserve the deductibility of executive compensation, the Omnibus Plan as well as our CEO’s incentive compensation arrangements were re-submitted to, and approved by, our shareholders at the 2009 annual meeting. The cash incentive compensation, stock options, PCDS and performance-based restricted stock which Mr. Ballou has received under his previous employment agreements and may receive under his current employment agreement have been structured to satisfy the “performance-based” exemption under Section 162(m). Base salary and TVDS awards do not qualify for this exemption.

During the six years prior to 2009, no executive’s non-exempt compensation exceeded the Section 162(m) $1 million limit. However, in 2009, the combination of Mr. Ballou’s base salary and TVDS award pushed his non-exempt compensation slightly above the $1 million threshold for deductibility. A similar result is expected in 2010.

Over the years, the Committee has generally sought to structure executive compensation arrangements to be entirely deductible. However, the Committee believes that, in some circumstances and particularly for the CEO, factors other than tax deductibility may be more important in determining the forms and levels of executive compensation which are most appropriate and in the best interests of CDI and its shareholders. Therefore, the Committee reserves the flexibility to approve executive compensation that may exceed the deductibility limitation in the future.

Delay of Payments Due to Section 409A

As a result of Section 409A of the Internal Revenue Code, the payment of nonqualified deferred compensation due to a NEO upon his or her termination of employment cannot be made sooner than six months following the person’s termination, unless the person dies before the end of the six-month period. The failure to comply with this rule would result in a 20% penalty tax plus interest penalties on the NEO. Accordingly, CDI has agreed that, in order to assist each NEO in avoiding the imposition of such tax, to the extent payments to be made to a NEO on account of such executive’s termination of employment (other than as a result of the executive’s death or disability) constitute nonqualified deferred compensation subject to Section 409A of the Code, such payments will be delayed until the first day following the six-month anniversary of the NEO’s termination.

Use of Tally Sheets

Each fall, the Committee reviews tally sheets prepared for each executive officer of CDI by the company’s Human Resources department. The tally sheets are designed to show the total compensation (broken down into each element of compensation) which has been paid to each executive and the compensation which would be paid to the executive following termination of his or her employment under various scenarios. The format of the tally sheets mirrors the disclosures under the SEC’s executive compensation disclosure rules in order to show Committee members how the disclosures would appear to shareholders in the company’s proxy statement. Committee members believe that tally sheets provide a comprehensive picture of an executive’s total compensation, give the Committee a better understanding of how each component of an executive’s compensation package fits together and provide a context for making pay decisions. The Committee expects to continue the practice of reviewing tally sheets in the future. The Committee did not make any adjustment to executive compensation as a result of its review of the tally sheets last year because the Committee concluded that the company’s executive compensation program continues to meet the objectives described earlier in this CD&A.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with CDI’s management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE:

Michael J. Emmi, Chairman

Ronald J. Kozich

Albert E. Smith

Summary Compensation Table

The following table summarizes the compensation during the past three years for each person who was serving as an executive officer of CDI at the end of 2009, as well as one additional person (Cecilia Venglarik) who was an executive officer during a portion of 2009 and would have otherwise been included in the table but for the fact that she was not serving as an executive officer of CDI at the end of the year. The five people in this table were the only executive officers of CDI during 2009. Brian Short joined CDI in March 2009, so no compensation information is provided for him for 2008 and 2007.

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (1) (4) (5)	All Other Compensation ($) (6)	Total ($)
Roger H. Ballou, President and Chief Executive Officer	2009	735,425	281,250	0	37,500	32,425	1,086,600
	2008	750,000	496,200	0	75,000	26,607	1,347,807
	2007	640,625	277,685	209,800	768,750	41,389	1,938,249
Mark A. Kerschner, Executive Vice President and Chief Financial Officer	2009	328,483	28,335	28,223	10,000	5,487	400,528
	2008	335,000	125,085	75,095	58,625	3,912	597,717
	2007	330,834	201,150	90,300	268,803	1,914	893,001
Brian D. Short, Senior Vice President, Chief Administrative Officer and General Counsel (beginning in March 2009)	2009	236,844	12,354	11,289	17,584	0	278,071
Joseph R. Seiders, Senior Vice President, Chief Legal Officer and Chief Compliance Officer	2009	288,295	13,808	14,112	10,000	2,844	329,059
	2008	294,000	44,802	37,548	25,000	2,262	403,612
	2007	287,333	81,057	34,160	165,476	1,918	569,944

Cecilia J. Venglarik, Senior Vice President, Human Resources (until September 2009)	2009	235,514	15,170	14,112	0	3,413	268,209
	2008	262,421	46,798	37,548	41,344	2,617	390,728
	2007	256,667	82,771	34,160	189,420	1,802	564,820

Notes to the Summary Compensation Table:

(1)	All of the NEOs except for Mr. Short participated in the Deferred Compensation Plan in 2009, 2008 and 2007. Under that Plan, NEOs can elect to defer a portion of their Salary and Non-Equity Incentive Plan Compensation. For amounts earned in 2009, each of the NEOs (other than Mr. Short) elected to defer portions of both their Salary and Non-Equity Incentive Plan Compensation. The amounts shown in these columns include amounts which were deferred in connection with the Deferred Compensation Plan. The amounts of Salary deferred in 2009 are reflected in the Executive Contributions in Last FY column of the Nonqualified Deferred Compensation Table for 2009 on page 50. The amounts of Non-Equity Incentive Plan Compensation earned in 2009 were not paid until March 2010 and so are not reflected in the Nonqualified Deferred Compensation Table for 2009.

(2)

The Stock Awards column represents the aggregate grant date fair value of TVDS, PCDS, restricted stock and SPP units received by the NEOs in a given year, calculated in accordance with FASB ASC Topic 718 (without any reduction for estimated forfeitures). With respect to SPP units, only the grant date fair value of the additional SPP units received by NEOs as a result of the company match is included in this column. None of the shares of PCDS awarded in 2009 and 2008 were earned, so no value relating to those awards was included in this column for those years. See the CD&A for more information about CDI’s various stock awards. The grant date fair value of Stock Awards is generally equal to the market price of CDI stock on the date of grant multiplied by the number of Stock Awards received on that date. For additional information regarding the valuation assumptions relating to CDI’s Stock Awards, see Note 8 to the company’s financial statements in the Form 10-K for the year ended December 31, 2009. The amounts in this column reflect the grant date fair value for these awards under accounting rules and do not correspond to the actual value that will be realized by the executives. The 2008 and 2007 Stock Awards values shown in this Summary Compensation Table were recalculated from amounts shown in prior CDI proxy statements to reflect their grant date fair values, as required by SEC rules effective for 2010.

(3)	The Option Awards column represents the aggregate grant date fair value of stock options and SARs granted to the NEOs in a given year, calculated in accordance with FASB ASC Topic 718 (without any reduction for estimated forfeitures). The following table sets forth the assumptions used to calculate the compensation expense of Option Awards in the Summary Compensation Table on a grant by grant basis.

Grant Date	NEOs Receiving Award	Grant Date Fair Value of Award ($/share)	Risk-Free Interest Rate (%)	Expected Life of Option or SAR (years)	Expected Volatility (%)	Expected Dividend Yield (%)
03/01/07	Kerschner Venglarik Seiders	9.03	4.47	5.0	36.50	1.64
03/08/07	Ballou	8.39	4.59	1.73	54.00	1.51
03/03/08	Kerschner Venglarik Seiders	7.51	2.48	5.0	38.08	2.10
03/19/09	Kerschner Short Seiders Venglarik	2.82	1.64	5.0	53.50	5.54

For additional information regarding the valuation assumptions relating to CDI’s Option Awards, see Note 8 to the company’s financial statements in the Form 10-K for the year ended December 31, 2009. The amounts in this column reflect the grant date fair value for these awards under accounting rules and do not correspond to the actual value that will be realized by the executives. The 2008 and 2007 Option Awards values were recalculated from amounts shown in prior CDI proxy statements to reflect their grant date fair values, as required by SEC rules effective for 2010. See the CD&A for more information about CDI’s stock options and SARs.

(4)	Under the SPP, at least 25% of the Non-Equity Incentive Plan Compensation earned by each of the NEOs was paid in the form of SPP units rather than in cash. Mr. Kerschner voluntarily deferred an additional 25% of his Non-Equity Incentive Plan Compensation into SPP units in 2009 and 2008 and 15% in 2007. Mr. Seiders voluntarily deferred an additional 25% of his Non-Equity Incentive Plan Compensation into SPP units in 2009, 2008 and 2007. Ms. Venglarik voluntarily deferred an additional 25% of her Non-Equity Incentive Plan Compensation into SPP units in 2008 and 2007. The amounts shown in the Non-Equity Incentive Plan Compensation column of this table include the value of the deferred SPP units received in lieu of cash. For more information regarding the SPP, see the “Stock Purchase Plan (SPP)” section of the CD&A.

(5)	The amounts of Non-Equity Incentive Plan Compensation reported in this column for a given year were earned by the NEOs based on their and the company’s performance that year and were paid (in cash and SPP units) in February or March of the following year.

(6)	All Other Compensation consists of: (a) company contributions to CDI’s 401(k) plan, (b) the dollar value of additional shares of CDI stock received by the NEO upon vesting of TVDS, PCDS and SPP units relating to accrued dividends (upon vesting, the holders of SPP units and shares of TVDS and PCDS receive additional shares of CDI stock having a value equal to the total dividends paid on a corresponding number of shares of CDI stock during the period from the grant date to the vesting date) and the dividends paid to Mr. Ballou upon vesting of his restricted stock (under the terms of his restricted stock, Mr. Ballou received, upon vesting, cash equal to the total dividends paid on CDI stock during the period from the grant date to the vesting date), and (c) personal benefits and perquisites (perks) received by the NEO unless the total amount of the personal benefits and perquisites to the NEO is less than $10,000. The table below shows the breakdown of All Other Compensation to each NEO for each year. Mr. Short had no All Other Compensation.

		Roger Ballou	Mark Kerschner	Joseph Seiders	Cecilia Venglarik
2009	401(k) Plan ($)	0	0	0	0
	Dividends ($)	16,595	5,487	2,844	3,413
	Perks ($)	15,830	0	0	0

2008	401(k) Plan ($)	1,000	1,000	1,000	1,000
	Dividends ($)	11,205	2,912	1,262	1,617
	Perks ($)	14,402	0	0	0

2007	401(k) Plan ($)	1,000	1,000	1,000	1,000
	Dividends ($)	3,377	914	918	802
	Perks ($)	37,012	0	0	0

The personal benefits and perquisites to Mr. Ballou in 2009 consisted of the use of a parking space in the office building where CDI’s executive offices are located (at a cost of $4,980), travel and meal expenses for his spouse when accompanying him on certain business trips (costs totaling $4,260), a club membership (at a cost of $3,800), attendance by family and friends at charity events paid for by CDI (total value of $2,200), a cell phone and Blackberry allowance, and the use of a company computer in his home. Personal benefits and perquisites are valued on the basis of the aggregate incremental cost to the company or, in the case of tickets to charity events, based on information from the charities.

Grants of Plan-Based Awards Table for 2009

The following table provides information about equity and non-equity awards granted to the NEOs in 2009. The type of award is indicated at the beginning of each row in the table. All awards were made under the Omnibus Plan except for SPP units, which are made under the Stock Purchase Plan.

Name	Grant Date	Approval Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2) (3)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (7)	Exercise or Base Price of Option Awards ($/Sh) (8)	Grant Date Fair Value of Stock and Option Awards ($) (9)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Roger H. Ballou
Non-Equity Incentive Plan & SPP Deferral (2)	03/16/09	03/16/09	168,750	450,000	675,000	3,816	10,176	15,264
TVDS	03/19/09	03/16/09							29,984			281,250
SPP (5)	03/19/09	03/16/09							1,998			18,741

Mark A. Kerschner
Non-Equity Incentive Plan & SPP Deferral (2)	03/16/09	03/16/09	31,406	83,750	146,563	2,130	5,681	9,943
PCDS (4)	03/19/09	03/16/09				1,000	5,000	10,000
TVDS	03/19/09	03/16/09							2,500			23,450
SARs	03/19/09	03/16/09								10,000	9.38	28,223
SPP (5)	03/19/09	03/16/09							3,645			34,190

Brian D. Short
Non-Equity Incentive Plan & SPP Deferral (2)	03/16/09	03/16/09	30,434	81,156	142,023	688	1,835	3,211
PCDS (4)	03/19/09	03/16/09				400	2,000	4,000
TVDS	03/19/09	03/16/09							1,000			9,380
TVDS (6)	05/15/09	05/15/09							260			2,974
SARs	03/19/09	03/16/09								4,000	9.38	11,289

Joseph R. Seiders
Non-Equity Incentive Plan & SPP Deferral (2)	03/16/09	03/16/09	24,806	66,150	115,763	1,682	4,487	7,853
PCDS (4)	03/19/09	03/16/09				500	2,500	5,000
TVDS	03/19/09	03/16/09							1,250			11,725
SARs	03/19/09	03/16/09								5,000	9.38	14,112
SPP (5)	03/19/09	03/16/09							1,554			14,577

Cecilia J. Venglarik
Non-Equity Incentive Plan & SPP Deferral (2)	03/16/09	03/16/09	23,203	61,875	108,281	1,574	4,197	7,346
PCDS (4)	03/19/09	03/16/09				500	2,500	5,000
TVDS	03/19/09	03/16/09							1,250			11,725
SARs	03/19/09	03/16/09								5,000	9.38	14,112
SPP (5)	03/19/09	03/16/09							2,571			24,116

Notes to the Grants of Plan-Based Awards Table for 2009:

(1)	This column sets forth the date that the grant or award was approved by the Compensation Committee.

(2)	Under the SPP for 2009, at least 25% of the Non-Equity Incentive Plan Compensation earned by each of the NEOs must be paid in the form of SPP units rather than in cash. Each NEO may elect to defer up to an additional 25% of their Non-Equity Incentive Plan Compensation into SPP units. For 2009, each of the NEOs except for Mr. Ballou and Mr. Short elected to defer an additional 25% of their Non-Equity Incentive Plan Compensation into SPP units. For purposes of this table, the portion of each NEO’s 2009 Non-Equity Incentive Plan Compensation which is deferred into SPP units is reflected in the columns under “Estimated Possible Payouts Under Equity Incentive Plan Awards”. For purposes of this table, the dollar amount of Non-Equity Incentive Plan Compensation which the NEO would defer into the SPP at the Threshold, Target and Maximum levels was converted into a number of SPP units based on the market price of CDI stock ($14.74 per share) on the date that the Non-Equity Incentive Plan Compensation was approved in February 2010. The portion of each NEO’s 2009 Non-Equity Incentive Plan Compensation which is not deferred into SPP units (and is therefore payable in cash) is reflected in the columns under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards”. Under Mr. Ballou’s employment agreement, his incentive compensation is capped at 120% of his base salary, so that limit was used for his maximum possible payouts in this row.

(3)	These columns show the possible payouts under CDI’s Non-Equity Incentive Compensation Plan for 2009, at the threshold level of performance, at the target level of performance and at the level of performance that would result in the maximum payout. To determine the threshold level, we used the thresholds that apply to the portion of the Non-Equity Incentive Compensation Plan based on CDI’s financial results and assumed that nothing was earned under the portion of the Non-Equity Incentive Compensation Plan based on individual objectives. (A similar approach was used in connection with the SPP deferrals under the columns for “Estimated Possible Payouts Under Equity Incentive Plan Awards”.) The actual amounts earned by the NEOs (the cash portion as well as the deferred portion) are set forth in the Summary Compensation Table under the column for Non-Equity Incentive Plan Compensation. For additional information about CDI’s Non-Equity Incentive Compensation Plan, see the “Cash Incentive Compensation Program” section of the CD&A.

(4)	This row shows the number of shares of PCDS which the NEO could earn for 2009, at the threshold level of performance, at a target level of performance and at the level of performance that would result in the maximum payout. Based on the company’s financial performance in 2009, the NEOs did not earn any shares of PCDS. For additional information about PCDS, see the “Performance-Contingent Deferred Stock (PCDS)” section of the CD&A.

(5)	The SPP units reflected in this row represent the deferred portion of Non-Equity Incentive Compensation earned by the NEOs in 2008 and paid in March 2009, as well as additional units received by Mr. Kerschner, Mr. Seiders and Ms. Venglarik in connection with the company’s matching contribution of one SPP unit for every three units acquired by the NEO in connection with the NEO’s election to make deferrals in excess of the required level. The dollar amounts of Non-Equity Incentive Compensation for 2008 which the NEOs received in SPP units on 03/19/09 in lieu of cash (excluding the matching units) was $18,750 for Mr. Ballou, $29,313 for Mr. Kerschner, $12,500 for Mr. Seiders and $20,672 for Ms. Venglarik.

(6)	Consists of shares of TVDS received by Mr. Short in connection with the Executive Stock Purchase Opportunity Program. For more information about this program, see the “Executive Stock Purchase Opportunity Program” section of the CD&A.

(7)	All Other Option Awards consist of SARs received by the NEOs in 2009. For more information about the company’s SARs, see the “Stock Appreciation Rights (SARs)” section of the CD&A.

(8)	The exercise price of all SARs granted in 2009 equaled the closing price of CDI stock on the date of grant.

(9)	The Grant Date Fair Value of Stock and Option Awards was computed in accordance with FASB ASC Topic 718. For SARs, the fair value was calculated using a Black Scholes valuation, which was $2.82. See footnote (3) to the Summary Compensation Table for the assumptions used in computing the grant date fair value of the SARs. For TVDS and SPP units, fair value was calculated by multiplying the closing price of CDI stock on the date of grant times the number of shares or units. The amounts in this column reflect the grant date fair value of these awards for accounting purposes and do not correspond to the actual value that will be realized by the executives.

Outstanding Equity Awards at 2009 Fiscal Year-End Table

The following table provides information on the holdings by the NEOs as of December 31, 2009 of unexercised stock options and SARs (Option Awards) and of unvested TVDS, PCDS and SPP units (Stock Awards). Each equity award is shown separately for each NEO.

	Option Awards					Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) (2)	Option Exercise Price ($)	Option Expiration Date	Grant Date (1)	Award Type (1)	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
		Exercisable	Unexercisable
Roger H. Ballou	10/01/01	50,000	0	16.05	10/01/11	03/01/07	SPP	3,029	39,226
	03/20/06	17,000	0	28.78	12/31/10	03/03/08	SPP	7,746	100,311
	03/08/07	25,000	0	29.23	12/31/10	03/19/09	SPP	1,999	25,887
						03/19/09	TVDS	14,992	194,146

							Total Stock Awards	27,766	359,570

Mark A. Kerschner	09/06/05	8,000	2,000	27.80	09/06/12	09/06/05	TVDS	500	6,475
	03/09/06	3,338	2,229	26.56	03/09/13	11/10/05	TVDS	400	5,180
	03/01/07	4,000	6,000	26.82	03/01/14	03/09/06	TVDS	558	7,226
	03/03/08	2,000	8,000	24.81	03/03/15	03/01/07	SPP	1,358	17,586
	03/19/09	0	10,000	9.38	03/19/16	03/01/07	TVDS	1,500	19,425
						03/03/08	SPP	4,876	63,144
						03/03/08	TVDS	3,600	46,620
						03/19/09	SPP	3,646	47,216
						03/19/09	TVDS	2,500	32,375

							Total Stock Awards	18,938	245,247

Brian D. Short	03/19/09	0	4,000	9.38	03/19/16	03/19/09	TVDS	1,000	12,950
						05/15/09	TVDS	260	3,367

							Total Stock Awards	1,260	16,317

Joseph R. Seiders	02/24/00	5,200	0	21.56	02/24/10	03/04/05	TVDS	144	1,865
	02/23/01	6,000	0	14.23	02/23/11	03/09/06	TVDS	379	4,908
	02/24/03	10,000	0	23.24	02/24/10	06/13/06	TVDS	814	10,541
	03/01/04	10,000	0	28.80	03/01/11	03/01/07	SPP	1,291	16,718
	03/04/05	2,263	571	20.72	03/04/12	03/01/07	TVDS	568	7,356
	03/09/06	2,268	1,515	26.56	03/09/13	03/03/08	SPP	3,891	50,388
	03/01/07	1,512	2,271	26.82	03/01/14	03/03/08	TVDS	1,000	12,950
	03/03/08	1,000	4,000	24.81	03/03/15	03/19/09	SPP	1,555	20,137
	03/19/09	0	5,000	9.38	03/19/16	03/19/09	TVDS	1,250	16,188

							Total Stock Awards	10,892	141,051

Cecilia J. Venglarik	02/24/00	5,150	0	21.56	02/24/10	03/04/05	TVDS	144	1,865
	02/23/01	6,500	0	14.23	02/23/11	03/09/06	TVDS	379	4,908
	09/11/01	10,900	0	16.90	09/11/11	05/02/06	TVDS	1,600	20,720
	02/24/03	10,000	0	23.24	02/24/10	03/01/07	SPP	1,739	22,520
	03/01/04	10,000	0	28.80	03/01/11	03/01/07	TVDS	568	7,356
	03/04/05	2,263	571	20.72	03/04/12	03/03/08	SPP	4,453	57,666
	03/09/06	2,268	1,515	26.56	03/09/13	03/03/08	TVDS	1,000	12,950
	03/01/07	1,512	2,271	26.82	03/01/14	03/19/09	SPP	2,571	33,294
	03/03/08	1,000	4,000	24.81	03/03/15	03/19/09	TVDS	1,250	16,188
	03/19/09	0	5,000	9.38	03/19/16

							Total Stock Awards	13,704	177,467

Notes to the Outstanding Equity Awards at 2009 Fiscal Year-End Table:

(1)	For better understanding of this table, we have included additional columns showing the grant date of the Option Awards and the Stock Awards and the type of Stock Award.

(2)	Option Awards become exercisable in accordance with the vesting schedule below:

Grant Date	Vesting

03/04/05	20% per year on each of the first five anniversaries of the date of grant
09/06/05	20% per year on each of the first five anniversaries of the date of grant
03/09/06	20% per year on each of the first five anniversaries of the date of grant
03/01/07	20% per year on each of the first five anniversaries of the date of grant
03/03/08	20% per year on each of the first five anniversaries of the date of grant
03/19/09	20% per year on each of the first five anniversaries of the date of grant

(3)	Stock Awards vest in accordance with the schedule below:

Grant Date	Award Type	Vesting

03/04/05	TVDS	20% per year on each of the first five anniversaries of the date of grant
09/06/05	TVDS	20% per year on each of the first five anniversaries of the date of grant
11/10/05	TVDS	20% per year on each of the first five anniversaries of the date of grant
03/09/06	TVDS	20% per year on each of the first five anniversaries of the date of grant
05/02/06	TVDS	20% per year on each of the first five anniversaries of the date of grant
06/13/06	TVDS	20% per year on each of the first five anniversaries of the date of grant
03/01/07	SPP	On the third anniversary of the date of grant
03/01/07	TVDS	20% per year on each of the first five anniversaries of the date of grant
03/03/08	SPP	On the third anniversary of the date of grant
03/03/08	TVDS	20% per year on each of the first five anniversaries of the date of grant
03/19/09	SPP	On the third anniversary of the date of grant
03/19/09	TVDS	20% per year on each of the first five anniversaries of the date of grant, except for the award to Roger Ballou, the remainder of which vests on 12/31/10
05/15/09	TVDS	20% per year on each of the first five anniversaries of the date of grant

(4)	The market value of the stock awards is based on the closing price of CDI stock as of the end of 2009, which was $12.95 per share.

Option Exercises and Stock Vested Table for 2009

The following table provides information regarding (a) all exercises of stock options and SARs by the NEOs in 2009 and (b) the vesting of TVDS, PCDS, restricted stock and SPP units in 2009 on an aggregate basis for each of the NEOs. None of the NEOs exercised any stock options or SARs during 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Roger H. Ballou	0	0	25,710	331,692
Mark A. Kerschner	0	0	5,720	48,244
Brian D. Short	0	0	0	0
Joseph R. Seiders	0	0	2,782	22,867
Cecilia J. Venglarik	0	0	3,213	29,327

Notes to the Option Exercises and Stock Vested Table for 2009:

(1)	Included among the shares acquired were additional shares of CDI stock which holders of TVDS, PCDS and SPP units received upon vesting as a result of dividends. The additional shares have a value (based on the market price of CDI stock on the date of vesting) equal to the total dividends paid on a corresponding number of shares of CDI stock between the date that the TVDS, PCDS and SPP units were acquired and the date that the TVDS, PCDS and SPP units vested.

The number of shares of CDI stock shown in the above table as having been acquired on vesting of TVDS, PCDS and SPP units has not been reduced to reflect the shares which were withheld to satisfy the income tax obligations of the NEO. Therefore, the actual number of shares acquired by each NEO was lower than the number shown in the table above. The actual number of shares of CDI stock which the NEOs received, and the corresponding value of those shares, are indicated in the following table.

Name	Actual Number of Shares Acquired on Vesting of Stock Awards (#)	Value Realized Based on Actual Number of Shares Acquired on Vesting of Stock Awards ($)
Roger Ballou	25,623	330,974
Mark Kerschner	3,510	29,523
Brian Short	0	0
Joseph Seiders	1,737	14,181
Cecilia Venglarik	2,026	18,711

The shares reported in this table include shares received by Mr. Ballou, Mr. Seiders and Ms. Venglarik upon vesting of SPP units. Those SPP units had been received by the executives in 2006 in connection with the deferral of cash incentive compensation earned by the executives for 2005.

(2)	The values shown in this column are based on the market value of CDI stock on the vesting date. The values realized on vesting of TVDS, PCDS and SPP units do not reflect the withholding of shares that was done to satisfy the income tax obligations of the NEOs. Therefore, as indicated in the table in footnote (1) above, the actual values realized by the NEOs on an after-tax basis are lower than the amounts shown in this column.

Nonqualified Deferred Compensation Table for 2009

The NEOs are among the employees of the company who may participate in CDI’s nonqualified Deferred Compensation Plan, which went into effect at the beginning of 2005. This is a voluntary program under which CDI does not make any contributions. The plan allows CDI employees who are constrained from contributing the maximum permissible amount to their 401(k) plan accounts by IRS rules applicable to highly-compensated employees to save additional money for retirement. Prior to the start of a year, participants can elect to defer a percentage (in 5% increments) of their salary and of their non-equity incentive compensation for that year. The maximum permitted deferrals are 40% of salary and 50% of non-equity incentive compensation.

Bookkeeping accounts are maintained under the Deferred Compensation Plan for each participant to reflect the amount of salary and non-equity incentive compensation deferred by the participant and all earnings and losses on those deferred amounts. Earnings and losses depend on the financial performance of the investments chosen by the employee. Employees can allocate their plan balances among various investment funds selected by the committee which administers the plan. Participants are allowed to change their investment allocation as often as once a month, but at least fifteen days must elapse between changes.

Distributions from the Deferred Compensation Plan are made only upon the first of the following events to occur: the death of the participant, the disability of the participant, the termination of the participant’s employment with CDI, an unforeseeable emergency (a severe financial hardship that results from injury, illness or casualty loss that cannot be remedied by other sources), a change in control of CDI, or a date specified by the participant at the time of the deferral election. In all cases except severe financial hardship and termination of employment due to retirement (following age 65), the participant’s account will be distributed in a cash lump sum. In the case of retirement, the participant may receive installment payouts over up to ten years. In the case of severe financial hardship, distributions must be in amounts of at least $1,000 and a participant can only receive two distributions per calendar year and must wait at least ninety days between distributions.

The following table provides information regarding the contributions, earnings, distributions and year-end balances of the NEOs under CDI’s Deferred Compensation Plan for 2009. Brian Short did not participate in the Deferred Compensation Plan for 2009.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (2)
Roger H. Ballou	82,789	0	108,803	0	422,129
Mark A. Kerschner	48,349	0	52,860	0	219,929
Brian D. Short	0	0	0	0	0
Joseph R. Seiders	32,824	0	50,612	0	205,343
Cecilia J. Venglarik	31,877	0	70,444	0	283,673

Notes to the Nonqualified Deferred Compensation Table for 2009:

(1)	All of the amounts in this column were elective deferrals of a portion of the Salary and Non-Equity Incentive Compensation Plan awards paid to the executives in 2009. The portion of an executive’s salary which was deferred into the Deferred Compensation Plan is also included in the Summary Compensation Table under the Salary column. The portion of an executive’s Non-Equity Incentive Plan Compensation which was deferred into the Deferred Compensation Plan is also included in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column. See also footnote (1) to the Summary Compensation Table.

(2)	The aggregate balance at December 31, 2009 in the Deferred Compensation Plan account for each executive includes the following aggregate compensation for the executive in 2009, 2008 and 2007 which was previously reported in the Summary Compensation Table:

Roger Ballou	$245,085
Mark Kerschner	212,070
Joseph Seiders	129,232
Cecilia Venglarik	126,105

Potential Payments upon Termination of Employment or Change in Control

This section describes certain programs, plans and agreements that provide for the payment of benefits to the NEOs at, following or in connection with a termination or separation from employment or a change in control of the company.

Executive Severance Program

CDI’s Executive Severance Program, which was approved by the Compensation Committee, provides severance and other related benefits to senior management employees who have met a one-year service requirement. Each of the NEOs is eligible to receive benefits under this program (and Cecilia Venglarik is receiving benefits under this program, as described below). However, if an executive is entitled to severance benefits under his or her employment agreement that are greater than those contained in the severance program, the agreement provisions would govern. Roger Ballou is the only NEO who currently has an employment agreement providing for severance benefits and in his case, his employment agreement governs his severance benefits.

Under the Executive Severance Program, executives are entitled to receive continuing payments of bi-weekly amounts equal to the base salary they were receiving before their termination for up to twelve months following their termination by CDI without cause. (For this purpose, the 2.5% salary reductions instituted in 2009 as a cost-cutting measure during the economic downturn are not considered.) The company also pays up to $15,000 in outplacement services. In addition, each executive (unless he or she resigns or is terminated for cause) has up to two months following termination of employment in which to exercise any stock options or SARs that vested prior to termination of employment. During the twelve-month severance period, (a) if the executive elects to continue paying premiums under CDI’s group medical, dental and vision insurance (referred to collectively as “health insurance”) plan pursuant to the plan’s continuation coverage provisions, CDI would continue to pay the same portion of the executive’s health insurance premiums as it was previously paying, and (b) CDI would continue to provide basic life insurance coverage. The severance payments, the company contributions towards health insurance and the life insurance coverage all cease when the departed executive secures another job (or after twelve months, whichever comes first). In return for receiving these severance payments, the executive must agree to (a) release the company from claims, and (b) not compete with CDI or solicit its employees or customers during the severance period.

Employment Agreement with Roger Ballou

The company’s current employment agreement with Roger Ballou, our CEO, went into effect on January 1, 2008 and extended his employment term until March 31, 2011. Under that agreement, if Mr. Ballou’s employment is terminated (a) by the company other than for cause or (b) by Mr. Ballou if he is assigned duties that are demeaning or materially inconsistent with the position of CEO, if his place of employment is moved outside the Philadelphia area or if, following a change in control of the company, his title changes or CDI’s principal offices are moved by more than fifty miles (any of these events in (b) are referred to in Mr. Ballou’s employment agreement as “Good Reason”), then the company will continue to pay his base salary until the expiration of a “severance period”, provided that Mr. Ballou signs a release and waiver of all claims against CDI. That “severance period” is the lesser of his remaining employment term or one year. Also, in the event of (a) or (b) described above in this paragraph or upon Mr. Ballou’s retirement at the end of his employment term, if he elects to continue paying premiums under CDI’s group medical insurance plans, the company would continue to pay the same portion of his medical insurance premiums as it was previously paying, until Mr. Ballou reaches age 65 or until he accepts employment with another company, whichever comes first. On March 31, 2011, the scheduled expiration date of Mr. Ballou’s current employment term, he will be 59 years old.

If within one year following a change in control, Mr. Ballou’s employment is terminated by the company for any reason other than cause, or if he terminates his employment for Good Reason, then, in addition to any other benefits, including pursuant to option agreements and employee benefit plans, to which he may be entitled following a change in control, Mr. Ballou will be entitled to, in lieu of the payments described in the immediately preceding paragraph, the maximum amount of additional cash compensation that can be paid to him without the imposition on such payments of any excise tax under Section 4999 of the Internal Revenue Code or any loss of deduction by CDI under Section 280G of the Internal Revenue Code. This additional amount of cash compensation will generally be equal to 2.99 times Mr. Ballou’s five-year average compensation reported on his annual IRS Form W-2 minus the value of the other benefits to which he may be entitled following a change in control (including the accelerated vesting of any outstanding equity awards).

The agreement also provides that if Mr. Ballou’s employment with CDI ends as a result of the expiration of his employment term on March 31, 2011, his departure will be considered a retirement. As such, Mr. Ballou will be eligible for accelerated vesting of his deferral units (i.e., their conversion into shares of common stock) under the SPP.

With respect to Mr. Ballou’s annual non-equity incentive compensation, his employment agreement requires that he be employed by CDI when the payment is made except (a) if his employment was terminated by the company without cause or by Mr. Ballou for Good Reason or (b) the termination is the result of his retirement at the end of his employment term on March 31, 2011.

Non-Equity Incentive Compensation Plan

Under CDI’s Non-Equity Incentive Compensation Plan, if an executive resigns or is terminated by the company for cause prior to the date that payouts are made, the executive would not receive any payout. If the executive’s employment is terminated due to death, disability or retirement, the executive would receive a prorated payout based on the months of the year that the executive was employed by CDI. If the executive’s employment is terminated for any other reason, a payout to the executive may be considered at the discretion of the CEO and subject to the approval of the Compensation Committee. However, in the case of the CEO, his employment agreement provides that if the company terminates his employment without cause or he terminates for Good Reason or upon the expiration of his employment term, Mr. Ballou would be entitled to a prorated payout.

Deferred Compensation Plan

Each of the NEOs, except for Mr. Short, participates in CDI’s nonqualified Deferred Compensation Plan, which is a voluntary savings program under which CDI does not make any contributions. The Deferred Compensation Plan is described in more detail above in the section entitled “Nonqualified Deferred Compensation Table for 2009”. Among the events which trigger distributions from the Plan are the death, disability or retirement of the participant, the termination of the participant’s employment with CDI, and a change in control of CDI. Following each of those events, the participant’s account will be distributed in a lump sum cash payment (except that in the case of retirement, the participant may receive installment payouts over up to ten years).

Excess Benefit Plan

CDI’s Excess Benefit Plan is an unfunded, non-qualified plan for those employees for whom employer contributions and forfeitures under the company’s qualified Retirement Plan would otherwise exceed the annual statutory maximum. Under the Excess Benefit Plan, this excess amount is credited to an account for the employee. Each year, the accounts are credited with interest based on the average ten-year U.S. Treasury note yield for that year. Contributions haven’t been credited to the Excess Benefit Plan in many years because no contributions have been made to the Retirement Plan in many years. Upon termination of employment, CDI makes a lump sum cash payment to the participant in an amount equal to the participant’s account in the Excess Benefit Plan. Cecilia Venglarik and Joseph Seiders are the only NEOs who have a balance in the Excess Benefit Plan.

2004 Buyback Program for Unused Time-Off

In 2004, CDI changed its policy regarding the ability of employees to carry over unused paid time-off from year to year. After 2004, the company generally prohibited such carry-overs. In transitioning to the new policy, the company offered all employees who had accumulated more than 40 unused paid time-off days the option to (a) use their remaining time-off days before the end of 2004, (b) defer payment for the unused days until termination of their employment (with the payment based on their salary in effect as of September 30, 2004), or (c) receive, shortly after the end of 2004, cash equal to 50% of the value of the unused days. Of the NEOs, Cecilia Venglarik and Joseph Seiders selected option (b), Roger Ballou selected option (c), and Messrs. Kerschner and Short were not employed by CDI in 2004 and so were not participants in this buyback program.

Accelerated Vesting of Equity Awards

SARs. Under CDI’s standard form of SARs agreement, if the holder’s employment with the company terminates as a result of death, disability or retirement, any then-unvested SARs will vest as of the date of such event. Each of the NEOs except for Mr. Ballou holds SARs that are subject to this provision.

Time-Vested Deferred Stock. If the holder’s employment with CDI terminates as a result of death, disability or retirement, the shares which are scheduled to vest at the next succeeding anniversary of the grant date will vest as of the date of such event, and any other shares of TVDS which have not vested as of the date of such event will be forfeited. Each of the NEOs except for Mr. Ballou holds shares of TVDS that are subject to this provision. Also, with respect to any shares of TVDS received by an NEO pursuant to the Executive Stock Purchase Opportunity Program (described on pages 38-39 above), if the NEO employment is terminated by the company without cause or in the event of the death, disability or retirement of the NEO, then all unvested shares of TVDS will immediately vest. Each of the NEOs except for Mr. Ballou holds shares of TVDS acquired under the Executive Stock Purchase Opportunity Program.

Stock Purchase Plan (SPP) Units. Under the SPP, if a participant’s employment with CDI terminates before the vesting period applicable to any SPP unit has elapsed, the following rules apply:

•

If the termination occurs less than three years after the SPP units are credited to the participant’s SPP account and is by the company for cause or as a result of the participant’s resignation (except for retirement), the participant will receive, in cash and not in stock, the lesser of the amounts withheld from the participant’s incentive compensation or the then market price of CDI stock equivalent to the number of SPP units in the participant’s account. Any SPP units received in connection with the company match are forfeited.

•

If the termination occurs for any reason more than three years after the SPP units are credited to the participant’s SPP account, then the unvested SPP units (including any company match units) will immediately vest and the participant will receive a number of shares of CDI stock equal to the number of SPP units.

•

If the termination occurs at any time due to the participant’s retirement or disability or for any reason other than cause or the participant’s resignation, then the unvested SPP units (including any company match units) will immediately vest and the participant will receive a number of shares of CDI stock equal to the number of SPP units. Under his 2008 employment agreement, if Roger Ballou remains employed by CDI through the end of his employment term on March 31, 2011 and does not become employed by another company for one year following that date, he will be deemed to have retired as of that date.

Each of the current NEOs holds SPP units that are subject to these provisions.

Separation Agreement with Cecilia Venglarik

Shortly after Cecilia Venglarik’s executive role ended in September 2009, she and the company entered into an agreement which provided for the following: (a) she would remain with CDI for six months (until March 2010) to assist in the transition of her responsibilities, for which she would be paid at a rate equal to 50% of her previous salary, to reflect the expectation regarding the portion of her time she would be available to the company during that period; (b) after she left CDI in March 2010, she would receive salary continuation for up to one year as well as the other benefits under CDI’s Executive Severance Program, in return for her release of the company from claims and her non-competition and non-solicitation covenants; and (c) with respect to the shares of TVDS she received in May 2006 under the Executive Stock Purchase Opportunity Program, the remaining unvested shares (which were scheduled to vest in May 2010 and May 2011) would vest in March 2010.

“Clawback” Policy

The company can cancel and recoup (or “claw back”) from any employee in the CDI organization any incentive compensation or equity awards that were based on incorrect information, whether the error in the information occurred as a result of oversight, negligence or intentional misconduct (including fraud). Therefore, certain payments or benefits described in this section regarding “Potential Payments upon Termination of Employment or Change in Control” may be subject to forfeiture and clawback under certain circumstances.

Potential Payments to the NEOs upon Termination of Employment or Change in Control

The following tables set forth the benefits that each NEO would receive if his or her termination or separation from employment or a change in control of CDI had occurred on December 31, 2009. For Ms. Venglarik, the table sets forth the benefits that she received as of March 2010 pursuant to the separation agreement she and the company signed in October 2009, but assuming that the termination date had been December 31, 2009 rather than in March 2010.

Certain benefits which are provided generally to all salaried employees of CDI (such as a payment for accrued but unused time-off) are excluded from these tables. Certain benefits are contingent upon the executive signing a release and waiver of claims in favor of CDI, including covenants which prohibit the executive from disclosing proprietary or confidential information of CDI and from competing with the company or soliciting its customers or employees for a certain period after termination of their employment. As described in the CD&A, severance and other deferred compensation payments that may be made to a NEO are subject to a six-month delay following the NEO’s termination of employment, if necessary to avoid the imposition of a 20% penalty tax on such payments pursuant to Section 409A of the Code.

The actual amounts paid to a NEO can only be determined at the time of the NEO’s separation from the company, and so the actual amounts paid to a NEO upon a termination of employment are likely to differ from the amounts set forth in these tables.

Roger H. Ballou

Type of Payment or Benefit	Termination by CDI for Cause or Resignation by Executive not for Good Reason ($)	Termination by CDI Not for Cause ($)	Termination by Executive for Good Reason ($)	Termination Due to Death, Disability or Retirement ($)	Change in Control ($)	Change in Control then Termination by CDI Not for Cause ($)	Change in Control then Resignation by Executive for Good Reason ($)
Salary continuation	0	750,000	750,000	0	0	0	0
Outplacement services	0	15,000	0	0	0	15,000	0
Continuation of medical insurance benefits (company contribution) (1)	0	40,889	40,889	0	0	0	0
Basic life insurance	0	210	0	0	0	210	0
Non-Equity Incentive Plan Compensation	0	37,500	37,500	0	0	37,500	37,500
Distribution of balance in Deferred Compensation Plan (4)	422,129	422,129	422,129	422,129	422,129	422,129	422,129
Accelerated vesting of SPP units (5)	171,666	305,546	305,546	305,546	0	305,546	305,546
Additional payment up to Section 280G limit (7)	0	0	0	0	0	3,775,009	3,790,219
Total	593,795	1,571,273	1,556,063	727,675	422,129	4,555,394	4,555,394

Other NEOs

Type of Payment or Benefit	Resignation or Termination by CDI for Cause ($)	Termination by CDI Not for Cause ($)	Termination Due to Death, Disability or Retirement ($)	Change in Control ($)
Mark A. Kerschner
Salary continuation	0	335,000	0	0
Outplacement services	0	15,000	0	0
Continuation of health insurance benefits (company contribution) (2)	0	4,788	0	0
Basic life insurance	0	210	0	0
Non-Equity Incentive Plan Compensation (3)	0	10,000	10,000	0
Distribution of balance in Deferred Compensation Plan (4)	219,929	219,929	219,929	219,929
Accelerated vesting of TVDS (5)	0	33,936	315,351	0
Accelerated vesting of SPP units (5)	111,554	181,791	181,791	0
Accelerated vesting of SARs (6)	0	0	35,700	0
Total	331,483	800,654	762,771	219,929

Brian D. Short (8)
Salary continuation	0	0	0	0
Outplacement services	0	0	0	0
Continuation of health insurance benefits (company contribution) (2)	0	0	0	0
Basic life insurance	0	0	0	0
Non-Equity Incentive Plan Compensation (3)	0	17,584	17,584	0
Distribution of balance in Deferred Compensation Plan (4)	0	0	0	0
Accelerated vesting of TVDS (5)	0	3,435	6,103	0
Accelerated vesting of SPP units (5)	0	0	0	0
Accelerated vesting of SARs (6)	0	0	14,280	0
Total	0	21,019	37,967	0

Joseph R. Seiders
Salary continuation	0	294,000	0	0
Outplacement services	0	15,000	0	0
Continuation of health insurance benefits (company contribution) (2)	0	4,788	0	0
Basic life insurance	0	210	0	0
Non-Equity Incentive Plan Compensation (3)	0	10,000	10,000	0
Distribution of balance in Deferred Compensation Plan (4)	205,343	205,343	205,343	205,343
Distribution of balance in Excess Benefit Plan	62,458	62,458	62,458	0
Payment under 2004 buyback program for unused paid time off	28,946	28,946	28,946	0
Accelerated vesting of TVDS (5)	0	11,941	26,527	0
Accelerated vesting of SPP units (5)	76,617	131,524	131,524	0
Accelerated vesting of SARs (6)	0	0	17,850	0
Total	373,364	764,211	485,648	205,343

Cecilia J. Venglarik (9)
Salary continuation		275,000
Outplacement services		15,000
Continuation of health insurance benefits (company contribution) (2)		4,788
Basic life insurance		210
Non-Equity Incentive Plan Compensation (3)		0
Distribution of balance in Deferred Compensation Plan (4)		283,673
Distribution of balance in Excess Benefit Plan		6,817
Payment under 2004 buyback program for unused paid time off		26,231
Accelerated vesting of TVDS (5)		23,648
Accelerated vesting of SPP units (5)		163,629
Total		798,996

Notes to the Tables for Potential Payments to the NEOs upon Termination of Employment or Change in Control:

(1)	Assumes that Mr. Ballou does not accept employment with another company before he reaches age 65, that Mr. Ballou continues to make the required medical benefit plan payments as in effect immediately before his termination of employment and that the company’s cost of providing these benefits to Mr. Ballou until age 65 remains the same as in 2009 (although such costs are likely to increase, we are unable to estimate the future medical insurance premiums).

(2)	Assumes the continuation of health insurance benefits during a one-year severance period and that the executive continues to make the required medical benefit plan payments as in effect immediately before his or her termination of employment.

(3)	Payout would be subject to the discretion of the CEO and the approval by the Compensation Committee. For purposes of this table, when the executive would be entitled to a payout, the amount was assumed to be the actual Non-Equity Incentive Plan Compensation paid to that executive for 2009.

(4)	The amounts in this row are elective deferrals of a portion of the Salary and Non-Equity Incentive Compensation Plan awards earned by the executive plus investment earnings on those deferrals.

(5)	The value of SPP units and shares of TVDS subject to accelerated vesting is based on the market price of CDI stock on December 31, 2009, which was $12.95 per share. Includes any additional shares which the executive would be entitled to receive upon vesting based on the aggregate dividends paid on CDI stock between the date of grant and the date of vesting. No deduction is made for the taxes which would be payable by the executive upon the vesting of the SPP units or shares of TVDS.

(6)	The value of SARs subject to accelerated vesting is based on the amount by which the market price of CDI stock on December 31, 2009 ($12.95 per share) exceeds the exercise price of the SAR. No deduction is made for the taxes which would be payable by the executive upon exercise of the SARs.

(7)	This is a payment that would be made to Mr. Ballou in an amount equal to the maximum additional cash compensation that can be paid to him without the imposition of any excise tax under Section 4999 of the Internal Revenue Code or the loss of any deduction by the company under Section 280G of the Internal Revenue Code (taking into account in such calculation the accelerated vesting of restricted SPP units). This payment was calculated as 2.99 times Mr. Ballou’s five-year average compensation reported on his annual IRS Form W-2 minus the value of the other benefits to which he may be entitled following a change in control.

(8)	As of December 31, 2009, Mr. Short had not yet met the one-year service requirement in order to receive benefits under CDI’s Executive Severance Program.

(9)	For Ms. Venglarik, this table sets forth the benefits that she received as of March 2010 pursuant to the separation agreement she and the company signed in October 2009, but assuming that the termination date had been December 31, 2009 rather than in March 2010.

ANNUAL REPORT

CDI’s Annual Report to Shareholders for the year ended December 31, 2009 is being mailed to all shareholders together with this Proxy Statement. That report should not be regarded as proxy solicitation material or as a part of this Proxy Statement.

SHAREHOLDER PROPOSALS FOR NEXT YEAR’S MEETING

Shareholders of CDI are entitled to submit proposals for inclusion in the company’s 2011 proxy statement, to be considered for action at the 2011 Annual Meeting of Shareholders. Proposals so submitted must be received by CDI at its principal executive offices no later than December 17, 2010 and must comply in all other respects with applicable rules and regulations of the SEC relating to such inclusion. With respect to a shareholder proposal that is not included in CDI’s 2011 proxy statement but which properly comes before the 2011 Annual Meeting of Shareholders, if the company does not receive notice of such proposal at its principal executive offices by March 2, 2011, then the proxy solicited by the Board for the 2011 Annual Meeting of Shareholders may confer discretionary voting authority on the proxy holders with respect to such proposal.

By Order of the Board of Directors

Joseph R. Seiders, Secretary

Dated: April 16, 2010

Philadelphia, Pennsylvania

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the annual meeting date.

INTERNET http://www.proxyvoting.com/cdi Use the Internet to vote your proxy. Have your proxy card with you when you access the website.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card with you when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

 WO#

67489

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Please mark your votes as indicated in this example	☒

The Board of Directors recommends a vote FOR each of the nominated directors in Proposal 1 and FOR Proposal 2.

	FOR	WITHHOLD for all	*EXCEPTIONS			FOR	AGAINST	ABSTAIN

Proposal 1 – ELECTION OF DIRECTORS	☐	☐	☐	Proposal 2 –	To ratify the appointment of KPMG LLP as CDI Corp.’s independent registered public accounting firm for 2010.	☐	☐	☐
The seven nominees are:

01 Roger H. Ballou 02 Michael J. Emmi 03 Walter R. Garrison 04 Lawrence C. Karlson	05 Ronald J. Kozich 06 Albert E. Smith 07 Barton J. Winokur

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name or number in the space provided below.)

*Exceptions

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign exactly as name appears on this proxy card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, corporate officer or partner, please give full title as such.

Your vote is important to us. Please promptly mail back this proxy card or vote online or by phone. See the other side for instructions on how to vote by Internet or telephone.

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PROXY

CDI CORP.

1717 Arch Street, 35th Floor

Philadelphia, PA 19103-2768

This Proxy is Solicited on Behalf of the Board of Directors

Each shareholder signing this Proxy hereby appoints Joseph R. Seiders and Craig H. Lewis, and each of them acting individually, each with the power to appoint his substitute, as proxies and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of CDI Corp. held of record by the signer on March 12, 2010, at CDI Corp.’s annual meeting of shareholders to be held on May 18, 2010, or any adjournments or postponements thereof. In the event that any other matter may properly come before the meeting or any adjournment or postponement thereof, the named proxies are each authorized to vote upon such matter at their discretion. Each shareholder signing this Proxy acknowledges receipt of the Proxy Statement dated April 16, 2010 and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and by filing this Proxy with the Secretary of CDI Corp. gives notice of such revocation.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION TO THE BOARD OF DIRECTORS OF ALL SEVEN NOMINEES LISTED IN PROPOSAL ONE ON THE REVERSE SIDE HEREOF AND FOR PROPOSAL TWO TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010. WITH RESPECT TO ANY OTHER MATTERS OF BUSINESS PROPERLY BEFORE THE MEETING, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS THE NAMED PROXIES SHALL DECIDE.

(Continued and to be signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

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